                                                                   EXHIBIT C(10)

COMPLETE APPRAISAL IN A SUMMARY APPRAISAL REPORT
HOTEL PROPERTY

HOLIDAY INN INDEPENDENCE
6001 Rockside Road
Independence, Cuyahoga County, Ohio 44131

PREPARED FOR:
Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

EFFECTIVE DATE OF THE APPRAISAL:
June 20, 2003

INTEGRA REALTY RESOURCES - COLUMBUS FILE NUMBER: 411-033272


                                            (C) 2002 BY INTEGRA REALTY RESOURCES

                                   [PICTURE]

November 24, 2003

Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

SUBJECT: Market Value Appraisal - Hotel Property
         Holiday Inn Independence
         6001 Rockside Road
         Independence, Cuyahoga County, Ohio 44131
         Integra Columbus File No. 411-033272

Dear Ms. Mastroieni:

Integra Realty Resources is pleased to transmit the summary report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the market value of the Fee Simple Estate of the property as of June 20, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3. The definition of market value is in Addendum B.

The site has an area of approximately 10.5 acres; it is improved with a 5-story, full service, hotel containing 364 rooms. The room mix includes 167 king, 169 double doubles, 27 singles and one suite. The common area includes the registration and lobby area, a restaurant known as Michael's Grill, the Impulse Lounge, swimming pool, vending areas, an 8,520 square foot grand ballroom, and additional meeting space totaling 16,600 square feet. The improvements were constructed in 1973/79; the gross building area is approximately 224,810 square feet.

November 24, 2003
Page 2

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the prospective market value of the Fee Simple Estate of the subject as a going concern, as of January 1, 2004, or upon completion of deferred maintenance.

                 FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($14,500,000).

The subject's going concern value may be allocated as follows:

     Land & Buildings                    $12,250,000            84%
     Furniture, Fixtures & Equipment     $ 1,150,400             8%
     Business & Other Intangibles        $ 1,100,000             8%
     Total Going Concern Value           $14,500,000           100%

The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

3. The subject is an existing Holiday Inn hotel that was constructed in 1973/79. The property was evaluated on June 18, 2002 for hotel cleanliness, condition, life safety standards, brand integrity standards, and overall cleanliness. The subject property received an overall evaluation score of 94.9% and a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be

November 24, 2003
Page 3

      deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

As Is Value is determined by deducting any costs necessary to stabilize the subject. Correction of some deferred maintenance is necessary, subject to additional PIP requirements by Holiday Inn. We have estimated costs at $500,000. The As Is Value as of June 20, 2003, is therefore estimated at:

                            FOURTEEN MILLION DOLLARS

                                 ($14,000,000).

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA COLUMBUS

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

HOLIDAY INN INDEPENDENCE                                       TABLE OF CONTENTS
--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                      PAGE NO.
TABLE OF CONTENTS ..........................................................1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS ...................................2
GENERAL INFORMATION ........................................................3
     Identification of Subject .............................................3
     Current Ownership, Sales History, Status ..............................3
     Purpose, Property Rights and Effective Date ...........................3
     Intended Use and Intended User ........................................3
     Scope of Appraisal ....................................................3
ECONOMIC ANALYSIS ..........................................................6
     Cuyahoga County Area Analysis .........................................6
MARKET AREA ANALYSIS ......................................................17
     Lodging Market Analysis ..............................................22
PROPERTY ANALYSIS .........................................................46
     Description and Analysis of the Land .................................46
     Description and Analysis of the Improvements .........................49
     Real Estate Tax Analysis .............................................55
     Highest and Best Use Analyses ........................................57
VALUATION ANALYSIS ........................................................59
     Valuation Methodology ................................................59
     Sales Comparison Approach ............................................60
     Income Capitalization Approach .......................................68
     Capitalization .......................................................82
     Reconciliation .......................................................95
CERTIFICATION .............................................................98
ASSUMPTIONS AND LIMITING CONDITIONS ......................................100

ADDENDA
     Qualifications of Appraiser(s) ..................................Addendum A
     Definitions .....................................................Addendum B
     Subject Photographs .............................................Addendum C
     Property Information ............................................Addendum D

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 1

HOLIDAY INN INDEPENDENCE                SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

--------------------------------------------------------------------------------
                                 HOTEL PROPERTY
================================================================================
PROPERTY                                     Holiday Inn
                                             6001 Rockside Road
                                             Independence, Cuyahoga County,
                                             OH 44131
--------------------------------------------------------------------------------
PROPERTY TAX IDENTIFICATION NUMBER (S)       561 22002, 22011, 22004, 22005
--------------------------------------------------------------------------------
EFFECTIVE DATE OF THE APPRAISAL              June 26, 2003
"AS IS" VALUE                                June 20, 2003
PROSPECTIVE VALUE                            January 1, 2004 (or completion
                                             of deferred maintenance)
--------------------------------------------------------------------------------
OWNER OF RECORD                              JAGI Cleveland - Independence, LLC
LAND AREA                                    10.5 acres, 460,473 square feet
NUMBER OF ROOMS                              364
GROSS BUILDING AREA (GBA)                    224,810 square feet
YEAR BUILT                                   1973/79
ZONING DESIGNATION                           U-6 A
FLOOD PLAIN MAP PANEL NUMBER AND DATE        390 111-0002C, July 19, 2001
FLOOD PLAIN DESIGNATION                      Zone X
REAL ESTATE TAXES, YEAR 2002                 $ 252,703.64
HIGHEST AND BEST USE AS IMPROVED             Continued hotel use
PROPERTY RIGHTS APPRAISED                    Fee Simple Estate
ESTIMATED EXPOSURE TIME AND
         MARKETING PERIOD                    12 months, 12 months
================================================================================
MARKET VALUE INDICATIONS
         COST APPROACH                       Not developed
         SALES COMPARISON APPROACH           $ 14,000,000
         INCOME CAPITALIZATION APPROACH      $ 14,500,000
MARKET VALUE CONCLUSION OF GOING CONCERN     $14,500,000 OR $39,835 PER ROOM
GOING CONCERN ALLOCATION AS OF JAN. 1, 2004
         LAND & IMPROVEMENTS                 $ 12,250,000
         PERSONAL PROPERTY                   $ 1,150,000
         BUSINESS AND OTHER INTANGIBLES      $ 1,100,000
     TOTAL                                   $ 14,500,000
AS IS MARKET VALUE AS OF JUNE 20, 2003       $ 14,000,000
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 2

HOLIDAY INN INDEPENDENCE                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

      The subject consists of a 364-room, full lodging facility containing a gross building area of approximately 224,810 square feet. The improvements were constructed in 1973 and 1979 and are situated on a site totaling 10.5 acres, or 460,473 square feet, more or less. The street address is 6001 Rockside Road, Independence, Ohio. It is further identified by the assessment office as parcels 561-22002, 22001, 22004, and 22005. A complete legal description of the property is in Addendum D. Photographs of the subject are in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

      The subject is currently owned by JAGI Cleveland-Independence, LLC, who purchased the property as improved on August 18, 1998 from Rockside Properties for $21,807,000, as recorded in Official Record 10537, page 50 of the Cuyahoga County land records. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale. A related transfer occurred in June 11, 2003. This was an exempt transfer.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

      The purpose of the appraisal is to develop an opinion of the market value of the fee simple interest in the property as of the effective date of the appraisal, as of June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date.

INTENDED USE AND INTENDED USER

      The purpose of this appraisal is to derive our opinion of the market value of the Fee Simple interest of the subject as of the effective date of the appraisal, June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 20, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John R. Dehner. This appraisal report has been prepared for Maureen Mastroieni of Murray Devine & Co, to assist in due diligence in the process of assisting Janus Hotels in a transaction converting them from a public to private organization. It is not intended for any other use.

SCOPE OF APPRAISAL

      As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

      -     Physically inspected the subject and the surrounding neighborhood.

      - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 3

HOLIDAY INN INDEPENDENCE                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

      - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

      - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

      - Prepared a summary appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

The exposure period and marketing time are defined as follows:

EXPOSURE TIME AND MARKETING PERIOD

      Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

      Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

      Recent national surveys were consulted to determine the typical expected marketing period. Following is the First Quarter 2003 Survey from PriceWaterhouse Coopers.

--------------------------------------------------------------------------------
                                         CURRENT        THIRD
KEY INDICATORS                           QUARTER     QUARTER 2002     YEAR AGO
--------------------------------------------------------------------------------
AVERAGE MARKETING TIME (IN MONTHS)

RANGE                                   2.00-12.00     2.00-12.00    2.00-12.00
AVERAGE                                    7.00           7.00          7.90
CHANGE (Basis Points)                       --              0          -11.39
--------------------------------------------------------------------------------


      *Source: PricewaterhouseCoopers
--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 4

HOLIDAY INN INDEPENDENCE                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

      Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

      In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of up to 12 months are reasonable.

--------------------------------------------------------------------------------
{IRR LOGO]                                                                PAGE 5

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS
--------------------------------------------------------------------------------

ECONOMIC ANALYSIS

CUYAHOGA COUNTY AREA ANALYSIS

      INTRODUCTION

            We analyzed the demographics of Cuyahoga County and the State of Ohio, using as a basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

      POPULATION

            Historical and projected population trends for Cuyahoga County are charted below:

                                     [CHART]

            The population of Cuyahoga County decreased at a compounded annual rate of -0.33% from 1998 to 2003. For the same time period, the State of Ohio grew at a compounded annual rate of approximately 0.44%. Over the last fifteen years Cuyahoga County's average annual compound change was -0.19%, compared to 0.46% for the State of Ohio.

            Looking ahead, the State of Ohio is anticipated to experience continued growth rates similar to those experienced in the past. Cuyahoga County is anticipated to experience continued decline, with future population estimates reflecting decreasing rates similar to those experienced in the past. For the period 2003 to 2018, the population of the State of Ohio is expected to increase by an average annual compound rate of 0.51%. For the next five years, the population of Cuyahoga County should decline faster than the 15-year average.

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 6

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                          POPULATION TRENDS COMPARISON
--------------------------------------------------------------------------------

                              STATE OF OHIO              CUYAHOGA COUNTY
--------------------------------------------------------------------------------
                                                 %                          %
                 YEAR    POPULATION (000'S)  CHANGE  POPULATION (000'S)  CHANGE
                 ---------------------------------------------------------------
                 1988         10,798.6                     1,421.6
                 1993         11,101.1         2.8%        1,427.0         0.4%
                 1998         11,311.5         1.9%        1,405.6        -1.5%
HISTORICAL       1999         11,335.5         0.2%        1,399.8        -0.4%
                 2000         11,371.2         0.3%        1,392.9        -0.5%
                 2001         11,394.4         0.2%        1,383.0        -0.7%
                 2002         11,476.4         0.7%        1,382.7         0.0%
CURRENT          2003         11,560.8         0.7%        1,382.5         0.0%
                 2004         11,607.0         0.4%        1,375.6        -0.5%
                 2005         11,655.0         0.4%        1,369.3        -0.5%
                 2006         11,704.8         0.4%        1,363.6        -0.4%
                 2007         11,757.0         0.4%        1,358.7        -0.4%
PROJECTED
                 2008         11,811.7         0.5%        1,354.4        -0.3%
                 2013         12,119.2         2.6%        1,341.9        -0.9%
                 2018         12,471.0         2.9%        1,341.7         0.0%

AVERAGE ANNUAL      HISTORICAL
                    ------------------------------------------------------------
COMPOUND CHANGE       Past 5 years            0.44%                      -0.33%
                      Past 15 years           0.46%                      -0.19%

                    PROJECTED
                    ------------------------------------------------------------
                      Next 5 years            0.43%                      -0.41%
                      Next 15 years           0.51%                      -0.20%

--------------------------------------------------------------------------------
Source: NPA Data Services, Inc.; compiled by IRR
================================================================================

EMPLOYMENT

      Employment trends for both Cuyahoga County and the State of Ohio should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Cuyahoga County employment decreased at an average annual compound rate of -0.37% compared to 0.35% for the State of Ohio. These figures indicate that Cuyahoga County lagged the State of Ohio in employment growth over the last five years. Looking back fifteen years, Cuyahoga County employment grew at an average annual compound rate of 0.37%, compared to the State of Ohio growth rate of 1.19%.

      Over the next five and fifteen years Cuyahoga County employment growth should lag the State of Ohio growth rate. From 2003 to 2008, Cuyahoga County should grow by a 0.47% average annual growth rate, while the long term projection, 2003 to 2018, is for a 0.46% increase. For the same periods, employment in the State of Ohio is expected to grow at average annual compound rates of 1.27% and 1.10%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Cuyahoga County has lagged the State of Ohio's growth rate, suggesting that Cuyahoga County's relative position is declining.

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 7

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS
--------------------------------------------------------------------------------

      Employment trends for Cuyahoga County and the State of Ohio are presented below.

================================================================================
                      NON-FARM EMPLOYMENT TRENDS COMPARISON
--------------------------------------------------------------------------------

                            STATE OF OHIO               CUYAHOGA COUNTY
--------------------------------------------------------------------------------
                                                %                          %
                 YEAR    EMPLOYMENT (000'S)  CHANGE  EMPLOYMENT (000'S)  CHANGE
                 ---------------------------------------------------------------
                 1988          5,610.6                        892.6
                 1993          5,907.8         5.3%           888.1        -0.5%
                 1998          6,586.3        11.5%           961.1         8.2%
HISTORICAL       1999          6,685.5         1.5%           971.4         1.1%
                 2000          6,787.1         1.5%           979.0         0.8%
                 2001          6,728.2        -0.9%           964.6        -1.5%
                 2002          6,637.8        -1.3%           942.8        -2.3%
CURRENT          2003          6,704.0         1.0%           943.6         0.1%
                 2004          6,792.7         1.3%           947.8         0.4%
                 2005          6,892.9         1.5%           953.8         0.6%
                 2006          6,977.1         1.2%           957.8         0.4%
PROJECTED        2007          7,062.7         1.2%           962.3         0.5%
                 2008          7,140.3         1.1%           966.0         0.4%
                 2013          7,549.8         5.7%           990.4         2.5%
                 2018          7,894.8         4.6%         1,011.2         2.1%

AVERAGE ANNUAL    HISTORICAL
                  --------------------------------------------------------------
COMPOUND CHANGE     Past 5 years              0.35%                       -0.37%
                    Past 15 years             1.19%                        0.37%

                  PROJECTED
                  --------------------------------------------------------------
                    Next 5 years              1.27%                        0.47%
                    Next 15 years             1.10%                        0.46%

--------------------------------------------------------------------------------
Source: NPA Data Services, Inc.; compiled by IRR
================================================================================

      To more completely understand the economy of Cuyahoga County and the State of Ohio and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 8

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS
--------------------------------------------------------------------------------

                           EMPLOYMENT SECTORS 2003
                               Cuyahoga County

                                    [CHART]


      The preceding chart and following tables show that in 2003, the largest employment sectors in Cuyahoga County were:

            -     Services (35.7%)

            -     Retail Trade (15.4%)

            -     Manufacturing (12.3%)

            -     Government (11.2%)

      By comparison, the State of Ohio's largest employment sectors were Services (30.9%), Retail Trade (18.0%), Manufacturing (15.2%), and Government (12.4%).

      Over the past fifteen years, the largest meaningful percentage gains in employment within Cuyahoga County occurred within the FIRE and Services sectors with annual average compound growth rates of 1.81% and 1.51% respectively. Over the past five years the most significant activity has occurred in the FIRE and Mining & Other sectors with annual average compound growth rates of 1.74% and 0.62%, respectively.

--------------------------------------------------------------------------------
[IRR LOGO]                                                                PAGE 9

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                           HISTORIC EMPLOYMENT TRENDS
--------------------------------------------------------------------------------
                                 CUYAHOGA COUNTY
--------------------------------------------------------------------------------

                                                                   CHANGE RATE
                             % OF                          % OF   --------------
                     1988   TOTAL   1993   1998    2003   TOTAL   (15 YR) (5 YR)
--------------------------------------------------------------------------------
Total Employment     892.6    100%  888.1  961.1  943.6     100%    0.4%   -0.4%
Services             269.1   30.1%  289.6  328.8  336.8    35.7%    1.5%    0.5%
Retail Trade         140.7   15.8%  136.5  150.5  145.5    15.4%    0.2%   -0.7%
Manufacturing        165.8   18.6%  142.8  137.8  116.0    12.3%   -2.4%   -3.4%
Government           104.0   11.6%  107.6  106.0  105.9    11.2%    0.1%    0.0%
FIRE                  75.0    8.4%   77.8   90.1   98.2    10.4%    1.8%    1.7%
Wholesale Trade       60.4    6.8%   57.7   63.5   58.2     6.2%   -0.2%   -1.7%
TCPU                  41.3    4.6%   36.8   41.0   39.2     4.2%   -0.3%   -0.9%
Construction          31.2    3.5%   33.7   37.3   37.6     4.0%    1.3%    0.2%
Mining & Other         5.5    0.6%    5.8    6.1    6.3     0.7%    0.9%    0.6%
Ttl Non-Mfg.         726.9   81.4%  745.3  823.3  827.6    87.7%    0.9%    0.1%
Ttl Office-Related*  448.0   50.2%  475.0  524.8  540.8    57.3%    1.3%    0.6%
--------------------------------------------------------------------------------

*Includes FIRE, Services and Government           (Numbers in thousands (000's))
================================================================================

      In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.


                       ==================================
                            EMPLOYMENT SECTOR TRENDS
                       ----------------------------------
                                CUYAHOGA COUNTY
                       ----------------------------------

                                    [CHART]

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 10

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS

         Historical trends for the State of Ohio are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the Services and Construction sectors with annual average compound growth rates of 2.2%. Over the past five years significant activity has occurred in the Mining & Other and Construction sectors with annual average compound growth rates of 1.9% and 1.5%.

                           HISTORIC EMPLOYMENT TRENDS
                                  STATE OF OHIO

                                                                                             CHANGE RATE
                                             %                                    %        ----------------
                                1988     OF TOTAL    1993     1998    2003      OF TOTAL   (15 YR)   (5 YR)
                                ----     --------    ----     ----    ----      --------   -------   ------
Total Employment               5610.6       100%    5907.8   6586.3   6704.0       100%      1.2%     0.4%

Construction                    266.4       4.7%     286.1    343.1    370.0       5.5%      2.2%     1.5%
FIRE                            388.2       6.9%     401.5    478.9    512.7       7.6%      1.9%     1.4%
Government                      744.2      13.3%     789.0    803.2    828.0      12.4%      0.7%     0.6%
Manufacturing                  1128.3      20.1%    1073.7   1121.2   1017.1      15.2%     -0.7%    -1.9%
Mining & Other                   71.4       1.3%      73.3     77.8     85.6       1.3%      1.2%     1.9%
Retail Trade                   1001.9      17.9%    1064.3   1186.1   1209.8      18.0%      1.3%     0.4%
Services                       1487.9      26.5%    1685.3   1968.3   2070.2      30.9%      2.2%     1.0%
TCPU                            248.8       4.4%     254.9    289.2    297.1       4.4%      1.2%     0.5%
Wholesale Trade                 273.7       4.9%     279.7    318.6    313.5       4.7%      0.9%    -0.3%

Ttl Non-Mfg.                   4482.3      79.9%    4834.0   5465.1   5686.9      84.8%      1.6%     0.8%
Ttl Office-Related*              2620      46.7%    2875.8   3250.4   3410.9      50.9%      1.8%     1.0%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))


         Fifteen year projections for Cuyahoga County show Mining & Other related employment leading all other sectors with Services second. The forecast for the State of Ohio has Mining & Other related employment leading all other sectors with Wholesale Trade second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS
                                 CUYAHOGA COUNTY

                                                                                          CHANGE RATE
                                           %                                    %       ---------------
                               2003    OF TOTAL   2008    2013     2018     OF TOTAL    (15 YR)   (5 YR)
                               ----    --------   ----    ----     ----     --------    -------   ------
Total Employment               943.6      100%    966.0   990.4   1011.2       100%       0.5%     0.5%

Construction                    37.6      4.0%     38.7    40.6     42.4       4.2%       0.8%     0.6%
FIRE                            98.2     10.4%    102.4   106.1    108.8      10.8%       0.7%     0.8%
Government                     105.9     11.2%    110.8   115.6    119.6      11.8%       0.8%     0.9%
Manufacturing                  116.0     12.3%    108.0   100.8     94.2       9.3%      -1.4%    -1.4%
Mining & Other                   6.3      0.7%      6.8     7.4      8.0       0.8%       1.7%     1.6%
Retail Trade                   145.5     15.4%    148.0   151.1    153.6      15.2%       0.4%     0.3%
Services                       336.8     35.7%    353.2   369.3    383.6      37.9%       0.9%     1.0%
TCPU                            39.2      4.2%     38.4    37.9     37.4       3.7%      -0.3%    -0.4%
Wholesale Trade                 58.2      6.2%     59.7    61.6     63.6       6.3%       0.6%     0.5%

Ttl Non-Mfg.                   827.6     87.7%    858.0   889.6    917.1      90.7%       0.7%     0.7%
Ttl Office-Related*            540.8     57.3%    566.4   591.0    612.0      60.5%       0.8%     0.9%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))


[IRR LOGO]                                                               PAGE 11

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS
                                  STATE OF OHIO

                                                                                             CHANGE RATE
                                            %                                      %       ----------------
                                2003     OF TOTAL    2008     2013     2018     OF TOTAL   (15 YR)   (5 YR)
                                ----     --------    ----     ----     ----     --------   -------   ------
Total Employment               6704.0       100%    7140.3   7549.8    7894.8      100%      1.1%     1.3%

Construction                    370.0       5.5%     403.4    439.2     471.6      6.0%      1.6%     1.7%
FIRE                            512.7       7.6%     544.7    574.0     597.6      7.6%      1.0%     1.2%
Government                      828.0      12.4%     884.9    937.2     980.8     12.4%      1.1%     1.3%
Manufacturing                  1017.1      15.2%    1014.8   1001.3     975.0     12.3%     -0.3%     0.0%
Mining & Other                   85.6       1.3%      96.6    107.9     118.6      1.5%      2.2%     2.5%
Retail Trade                   1209.8      18.0%    1297.5   1380.5    1451.9     18.4%      1.2%     1.4%
Services                       2070.2      30.9%    2242.7   2410.6    2561.4     32.4%      1.4%     1.6%
TCPU                            297.1       4.4%     310.9    323.6     333.8      4.2%      0.8%     0.9%
Wholesale Trade                 313.5       4.7%     344.9    375.8     404.2      5.1%      1.7%     1.9%

Ttl Non-Mfg.                   5686.9      84.8%    6125.5   6548.6    6919.8     87.7%      1.3%     1.5%
Ttl Office-Related*            3410.9      50.9%    3672.3   3921.8    4139.8     52.4%      1.3%     1.5%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))


         An examination of total employment figures reveals that Cuyahoga County accounted for approximately 15.97% of the State of Ohio's employment in 1987. By 2002, this ratio changed to 14.33% and it is projected at 12.93% through 2017. This is an indication that Cuyahoga County is growing at a rate below that of the State of Ohio as a whole.

         The varied composition of the region's employment base and an examination of its major employers indicate a diversified economy that has a strong manufacturing base, but is not dependent upon any particular sector. Therefore, Cuyahoga County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry.

         Five major industries have evolved to fuel employment in the greater Cleveland area: Health & Medicine, Science & Engineering, Biotechnology & Biomedical, Manufacturing and Education. Greater Cleveland is among the top 20 nation's leading markets in number of Fortune 500 headquarters, with combined revenues totaling nearly $100 billion. The following chart lists the Fortune 500 Companies headquartered in Greater Cleveland - 2000 Sales:


[IRR LOGO]                                                               PAGE 12

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS

 RANK              COMPANY NAME                    LOCATION           ($ BILLIONS)            DESCRIPTION
 ----              ------------                    --------           ------------            -----------
 114        TRW, Inc.                              Cleveland             $17.20          Motor vehicle/parts
 136        Goodyear Tire & Rubber Co.               Akron               $14.40          Rubber
 210        National City Corp                     Cleveland             $ 9.00          Banking
 213        Eaton Corporation                      Cleveland             $ 8.90          Motor vehicle/parts
 226        KeyCorp                                Cleveland             $ 8.40          Banking
 266        FirstEnergy                              Akron               $ 6.30          Utilities
 277        Progressive Corp                    Mayfield Heights         $ 6.70          Insurance
 322        B.F. Goodrich Co.                      Richfield             $ 5.50          Aerospace
 330        Parker Hannifan Corp.                  Cleveland             $ 5.30          Aerospace
 337        Sherwin Williams Co.                   Cleveland             $ 5.20          Chemicals
 339        OfficeMax                           Shaker Heights           $ 5.10          Office Supplies

INCOME

    Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Cuyahoga County's income grew at an average annual compound rate of 1.39%, compared to the State of Ohio average annual compound growth rate of 1.88%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years. Cuyahoga County's average annual compound growth rate was 1.32% as compared to 1.73% for the State of Ohio. Projections for the next five and fifteen year periods reflect growth rates for Cuyahoga County that are [parallel to//greater than/less than] the anticipated gains for the State of Ohio. For the two time frames, 2003 to 2008 and 2003 to 2018, Cuyahoga County is anticipated to experience 1.75% and 1.37% average annual growth rates, respectively, compared to the projected growth rates of the State of Ohio of 2.28% and 1.86%.

    An examination of income per household reveals that, historically, Cuyahoga County has experienced a growth rate below that of the State of Ohio. Future projections predict similar growth for Cuyahoga County compared to the State of Ohio. In absolute dollars, Cuyahoga County's personal income historically has been above that of the State of Ohio, both on per capita and per household bases.

[IRR LOGO]                                                               PAGE 13

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS

                          INCOME PER CAPITA COMPARISON

                            STATE OF OHIO                   CUYAHOGA COUNTY
                       ------------------------       -------------------------
                                           %                               %
                YEAR   INCOME/CAPITA     CHANGE       INCOME/CAPITA      CHANGE
                ----   -------------     ------       -------------      ------
                1988     $21,340                        $25,782
                1993     $22,325         4.6%           $26,497           2.8%
                1998     $25,161        12.7%           $29,312          10.6%
HISTORICAL      1999     $25,561         1.6%           $29,545           0.8%
                2000     $26,366         3.1%           $33,184          12.3%
                2001     $26,658         1.1%           $30,773          -7.3%
                2002     $26,805         0.5%           $30,698          -0.2%
CURRENT         2003     $27,616         3.0%           $31,410           2.3%
                2004     $28,362         2.7%           $32,086           2.2%
                2005     $29,107         2.6%           $32,745           2.1%
                2006     $29,745         2.2%           $33,295           1.7%
PROJECTED       2007     $30,363         2.1%           $33,815           1.6%
                2008     $30,918         1.8%           $34,261           1.3%
                2013     $33,787         9.3%           $36,544           6.7%
                2018     $36,400         7.7%           $38,522           5.4%

AVERAGE ANNUAL         HISTORICAL
COMPOUND CHANGE         Past 5 years    1.88%                            1.39%
                        Past 15 years   1.73%                            1.32%

                       PROJECTED
                        Next 5 years    2.28%                            1.75%
                        Next 15 years   1.86%                            1.37%

Source: NPA Data Services, Inc.; compiled by IRR

[IRR LOGO]                                                               PAGE 14

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                                STATE OF OHIO                      CUYAHOGA COUNTY
                        ----------------------------         --------------------------
                                                %                                  %
                YEAR    INCOME/HOUSEHOLD      CHANGE         INCOME/HOUSEHOLD    CHANGE
                ----    ----------------      ------         ----------------    ------
                1988        $56,955                             $64,938
                1993        $58,389            2.5%             $65,684           1.1%
                1998        $64,676           10.8%             $71,803           9.3%
HISTORICAL      1999        $65,439            1.2%             $72,184           0.5%
                2000        $67,249            2.8%             $80,805          11.9%
                2001        $67,803            0.8%             $74,737          -7.5%
                2002        $68,025            0.3%             $74,373          -0.5%
CURRENT         2003        $69,929            2.8%             $75,916           2.1%
                2004        $71,656            2.5%             $77,361           1.9%
                2005        $73,373            2.4%             $78,757           1.8%
                2006        $74,814            2.0%             $79,883           1.4%
                2007        $76,195            1.8%             $80,934           1.3%
PROJECTED       2008        $77,410            1.6%             $81,801           1.1%
                2013        $83,497            7.9%             $86,062           5.2%
                2018        $88,211            5.6%             $88,915           3.3%

AVERAGE ANNUAL          HISTORICAL

COMPOUND GROWTH           Past 5 years        1.57%                              1.12%
                          Past 15 years       1.38%                              1.05%

                        PROJECTED

                          Next 5 years        2.05%                              1.50%
                          Next 15 years       1.56%                              1.06%

Source: NPA Data Services, Inc.; compiled by IRR

CONCLUSION

    Overall, the economic outlook for Cuyahoga County is positive. Total population is projected to decrease slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Cuyahoga County will continue to prosper. The expected employment growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

[IRR LOGO]                                                               PAGE 15

HOLIDAY INN INDEPENDENCE                                       ECONOMIC ANALYSIS


AREA MAP

[MAP]


MAP OF MSA

[MAP]

[IRR LOGO]                                                               PAGE 16

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

MARKET AREA ANALYSIS

    BOUNDARIES

        The subject is in the city of Independence. For purposes of this report, the neighborhood boundaries are best described as the Independence interchange at Rockside Road. The primary neighborhood is perceived to be within a one mile ring of the interchange.

        A map highlighting these boundaries and identifying the location of the property follows this section. The neighborhood is primarily influenced by the interchange at I-77 and Rockside Road. Primarily a commercial travelers destination, the Independence market is home to many businesses.

ACCESS

        Primary access to the neighborhood is from I-77 and Rockside Road. Secondary access is average. The subject is highly visible from I-77, being at the northeast quadrant of the interchange.

EMPLOYMENT

        Primary employment centers in the neighborhood consist of commercial and office uses in the immediate area, as well as convenient access to both Cleveland and Akron.

PUBLIC SERVICES

        Schools, fire and police protection are all considered average for the neighborhood.

LAND USE

        Neighborhood land uses include a mix of residential, commercial and industrial. Other land use characteristics are summarized in the following outline format.

[IRR LOGO]                                                               PAGE 17

HOLIDAY INN INDEPENDENCE                               MARKET AREA ANALYSIS

   PREDOMINANT AGE OF IMPROVEMENTS                     10 to 30 years
   PREDOMINANT QUALITY AND CONDITION                   Average
   APPROXIMATE PERCENT DEVELOPED                       95%
   LIFE CYCLE STAGE                                    Stability
   INFRASTRUCTURE/PLANNING                             Average
   PREDOMINANT LOCATION OF UNDEVELOPED LAND            East
   PREVAILING DIRECTION OF GROWTH                      North
   SUBJECT'S IMMEDIATE SURROUNDING LAND USE

        NORTH Vacant development land
        SOUTH Restaurant, auto, lodging
        EAST  Office
        WEST  Restaurant, I-77

    DEMOGRAPHIC FACTORS

        In order to assess the dynamics of the immediate environment, we have prepared a ring study using Claritas demographic site reports. Projections for the near term future are also offered. The 1, 3 and 5 mile ring conclusions are presented following this section.

        TRENDS

        During the last ten years, the 5 mile ring indicates a slight decline in population. Nearly 14% growth is noted within the one mile ring. Households have increased slightly. Little growth is expected as the area is fundamentally fully developed.

        DEVELOPMENT ACTIVITY

        During the last five years, the subject's neighborhood has experienced some change with new office development west of the subject and a new Hampton Inn, Courtyard, Residence and AmeriSuites. The Cleveland Clinic has constructed a Cancer Clinic at the northwest quadrant of the interchange. A new Embassy Suites opened last year north of the subject.

        Projected development, or development in progress includes new office development along Beacon Place.

        DEMAND GENERATORS

        The following generates lodging demand in the area and neighborhood:

        -     Independence office uses

        -     Cleveland Clinic

        -     I-77 transient traffic

        -     Six Flags

        -     Rock & Roll Hall of Fame

        -     Indians/Browns

        -     Youth hockey

[IRR LOGO]                                                               PAGE 18

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

      OUTLOOK AND CONCLUSIONS

      The neighborhood is in the stability stage of its life cycle. Recent development activity has been noted. Expected trends are for continued stability. Given the history of the neighborhood and the growth trends, it is our opinion that the values in the subject neighborhood are expected to increase in the near future.

MARKET AREA MAP

[MAP]


[IRR LOGO]                                                               PAGE 19

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


ONE, THREE, AND FIVE MILE RADIUS MAP


[MAP]


[IRR LOGO]                                                               PAGE 20

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

      POP-FACTS: DEMOGRAPHIC QUICK FACTS

6001 ROCKSIDE RD
INDEPENDENCE, OH           44131-2209

                                                            1.00 M           3.00 M              5.00 M
DESCRIPTION                                                 RADIUS   PCT.    RADIUS      PCT.    RADIUS      PCT.
POPULATION
   2008 Projection                                          2,442            56,058             237,047
   2003 Estimate                                            2,334            56,971             244,226
   2000 Census                                              2,267            57,569             248,634
   1990 Census                                              1,992            57,827             253,382
   Growth 1990 - 2000                                       13.81%            -0.45%              -1.87%
HOUSEHOLDS
   2008 Projection                                            937            23,631              98,048
   2003 Estimate                                              894            23,536              99,417
   2000 Census                                                868            23,496             100,264
   1990 Census                                                751            22,688              99,355
   Growth 1990 - 2000                                       15.58%             3.56%               0.91%
2003 EST. POPULATION BY SINGLE CLASSIFICATION RACE          2,334            56,971             244,226
   White Alone                                              2,287   97.99%   53,776    94.39%   190,157    77.86%
   Black or African American Alone                              4    0.17%    1,315     2.31%    44,297    18.14%
   American Indian and Alaska Native Alone                           0.00%       59     0.10%       435     0.18%
   Asian Alone                                                 33    1.41%    1,052     1.85%     3,088     1.26%
   Native Hawaiian and Other Pacific Islander Alone                  0.00%        7     0.01%        37     0.02%
   Some Other Race Alone                                        5    0.21%      285     0.50%     2,825     1.16%
   Two or More Races                                            5    0.21%      477     0.84%     3,387     1.39%
2003 EST. POPULATION HISPANIC OR LATINO                     2,334            56,971             244,226
   Hispanic or Latino                                          13    0.56%      844     1.48%     7,183     2.94%
   Not Hispanic or Latino                                   2,321   99.44%   56,128    98.52%   237,043    97.06%
2003 TENURE OF OCCUPIED HOUSING UNITS*                        894            23,536              99,417
   Owner Occupied                                             832   93.06%   19,627    83.39%    73,289    73.72%
   Renter Occupied                                             63    7.05%    3,910    16.61%    26,128    26.28%
2003 AVERAGE HOUSEHOLD SIZE                                  2.61              2.39                2.44
2003 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                      894            23,536              99,417
   Income Less than $15,000                                    67    7.49%    2,386    10.14%    14,630    14.72%
   Income $15,000 - $24,999                                    80    8.95%    2,718    11.55%    13,129    13.21%
   Income $25,000 - $34,999                                    92   10.29%    2,694    11.45%    12,947    13.02%
   Income $35,000 - $49,999                                   137   15.32%    4,071    17.30%    17,457    17.56%
   Income $50,000 - $74,999                                   186   20.81%    5,359    22.77%    20,192    20.31%
   Income $75,000 - $99,999                                   102   11.41%    3,002    12.75%    10,741    10.80%
   Income $100,000 -$ 149,999                                 171   19.13%    2,477    10.52%     7,686     7.73%
   Income $150,000 -$ 249,999                                  41    4.59%      668     2.84%     2,005     2.02%
   Income $250,000 -$ 499,999                                  12    1.34%      127     0.54%       489     0.49%
   Income $500,000 and over                                     7    0.78%       33     0.14%       142     0.14%
2003 EST. AVERAGE HOUSEHOLD INCOME                        $75,393           $59,990            $ 52,852
2003 EST. MEDIAN HOUSEHOLD INCOME                         $59,626           $49,624            $ 42,736
2003 EST. PER CAPITA INCOME                               $29,043           $24,966            $ 21,610


*In contrast to Claritas Demographic Estimates, "smoothed" data items are Census 2000 tables made consistent with current year estimated and 5 year projected base counts.

(C) 2003 CLARITAS INC. All rights reserved.

[IRR LOGO]                                                               PAGE 21

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

LODGING MARKET ANALYSIS

    The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

    NATIONAL TRENDS

                              U.S. LODGING INDUSTRY

KEY STATISTICS

                                                                        FIXED
     SUPPLY DEMAND                                               GOP   CHARGES
      % CHG % CHG  OCCUPANCY % CHG   ADR    % CHG  REVPAR % CHG (RTS)*  (RTS)
      ----- -----  --------- -----   ---    -----  ------ ----- ------  -----
1992   0.8    2.1     62.6    1.3  $59.17    1.5  $37.06  2.8   29.5    25.6
1993   0.4    1.9     63.6    1.6  $60.79    2.7  $38.64  4.2   30.5    22.8
1994   1.2    3.1     64.7    1.7  $63.19    3.9  $40.91  5.9   36.2    24.0
1995   1.5    2.1     65.1    0.6  $66.22    4.8  $43.10  5.4   37.0    20.1
1996   2.4   2.32     64.9   -0.3  $70.53    6.5  $45.81  6.3   38.2    17.6
1997   3.6    2.8     64.4   -0.8  $74.71    5.9  $48.13  5.1   40.3    15.8
1998   4.2    3.1     63.8   -0.9  $78.17    4.6  $49.86  3.6   40.2    13.5
1999   4.1    3.0     63.2   -1.1  $81.29    4.0  $51.33  2.9   39.2    13.9
2000   3.1    3.7     63.5    0.6  $85.24    4.9  $54.15  5.5   40.9    13.5
2001   2.4   -3.4     59.8   -5.7  $84.45   -1.3  $50.49 -6.9   37.0    17.7
2002   1.8     .8     59.2   -1.0  $83.15   -1.5  $49.24 -2.5    N/A    N/A

* GROSS OPERATING PROFIT RATIO TO SALES

      SOURCE: (C) 2002 Smith Travel Research

Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

      -     Improved hotel performance

      -     Financing availability at low interest rates

      -     Demand from real estate investment trusts

      -     Growing economic trends

      -     Expansion of major franchise affiliations

During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.

[IRR LOGO]                                                               PAGE 22

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001, and again in 2002, for the first time in the 10 year trend presented.

The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

      -     Prolonged economic downturn

      -     Uncertainty with regard to the war on terror

      -     Continued terrorism fears

      -     Financial market instability

      -     Public mistrust of business leaders

      -     Prolonged travel reductions

These factors have resulted in a fundamental shift in the lodging market.

The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 1st Quarter 2003 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

[IRR LOGO]                                                               PAGE 23

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                                   [PICTURE]

      SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor

The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

TABLE 1: PRICEWATERHOUSECOOPERS
U.S. LODGING FORECAST, JUNE 2003                                              ANNUAL FIGURES
--------------------------------                                              --------------
                                                2000          2001          2002          2003          2004          2005
                                                ----          ----          ----          ----          ----          ----
OCCUPANCY (PERCENT)                               63.4          59.7          59.2          59.1          60.7          61.6
PERCENTAGE CHANGE FROM PRIOR YEAR                  0.6          -5.7          -0.9          -0.1           2.7           1.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR              0.4          -3.6          -0.5           0.0           1.6           0.9
AVERAGE DAILY RATE ($)                        $  85.79      $  85.00      $  83.71      $  83.46      $  84.94      $  87.30
PERCENTAGE CHANGE FROM PRIOR YEAR                  5.5          -0.9          -1.5          -0.3           1.8           2.8
ANNUAL REVPAR ($, SEAS. ADJ.)                 $ 19,840      $ 18,533      $ 18,079      $ 18,010      $ 18,822      $ 19,619
PERCENTAGE CHANGE FROM PRIOR YEAR                  6.2          -6.6         -.2.4          -0.4           4.5           4.2
INFLATION AS MEASURED BY CPI                       3.4           2.8           1.6           2.6           1.7           2.4
REAL GDP, PERCENT CHANGE FROM PRIOR YEAR           3.8           0.3           2.4           2.4           3.8           3.6
AVERAGE DAILY ROOMS SOLD (000S)                  2,644         2,551         2,570         2,603         2,705         2,781
PERCENTAGE CHANGE FROM PRIOR YEAR                  3.4          -3.5           0.8           1.3           3.9           2.8

      Sources: PricewaterhouseCoopers LLP (2003 to 2005)


[IRR LOGO]                                                   PAGE 24

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

The next step in drilling down to the subject market is to study regional and state trends.

      REGIONAL & STATE TRENDS

      Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                      OPERATING PERFORMANCE - DECEMBER 2002
                 YEAR TO DATE - DECEMBER 2002 VS. DECEMBER 2001

                                                                                                    ROOM     ROOM    ROOM
                          OCCUPANCY %                  ADR ($)                  REVPAR ($)           REV    AVAIL    SOLD
                          -----------                  -------                  ----------           ---    -----    ----
SEGMENT              2002    2001    % CHG    2002      2001     % CHG    2002      2001    % CHG   % CHG   % CHG   % CHG
-------              ----    ----    -----    ----      ----     -----    ----      ----    -----   -----   -----   -----
UNITED STATES        59.2    59.8    -1.0     83.15     84.45    -1.5     49.24     50.49    -2.5    -0.7     1.8     0.8
REGION
  NEW ENGLAND        60.0    61.2    -2.0     98.69    101.55    -2.8     59.20     62.19    -4.8    -2.3     2.7     0.6
  MIDDLE ATLANTIC    63.4    63.7    -0.5    109.44    111.55    -1.9     69.44     71.02    -2.2    -0.4     1.9     1.5
  SOUTH ATLANTIC     59.1    59.4    -0.5     81.05     81.63    -0.7     47.86     48.50    -1.3     0.4     1.8     1.2
  E N CENTRAL        54.8    55.3    -0.9     75.04     75.94    -1.2     41.10     41.97    -2.1    -0.2     2.0     1.0
  E S CENTRAL        55.9    54.9     1.8     61.19     60.24     1.6     34.21     33.07     3.4     4.6     1.1     3.0
  W N CENTRAL        56.0    56.4    -0.7     65.22     64.78     0.7     36.56     36.54     0.1     1.6     1.5     0.9
  W S CENTRAL        57.4    58.7    -2.2     71.07     71.08    -0.1     40.72     41.74    -2.4    -0.1     2.4     0.0
  MOUNTAIN           61.2    61.8    -1.0     82.51     83.78    -1.5     50.47     51.80    -2.6    -1.7     0.9    -0.2
  PACIFIC            62.9    64.0    -1.7     96.15    100.09    -3.9     60.53     64.03    -5.5    -3.6     2.0     0.3

PRICE
  LUXURY             65.8    65.6     0.3    137.85    143.32    -3.8     90.73     94.06    -3.5    -1.5     2.1     2.4
  UPSCALE            61.7    61.7     0.0     91.05     93.18    -2.3     56.22     57.50    -2.2     0.3     2.6     2.6
  MIDPRICE           57.2    58.1    -1.5     68.40     69.58    -1.7     39.13     40.44    -3.2    -0.9     2.4     0.8
  ECONOMY            54.8    56.1    -2.3     54.11     54.26    -0.3     29.68     30.44    -2.5    -1.5     1.0    -1.2
  BUDGET             56.1    58.0    -3.3     42.27     41.22     2.5     23.69     23.90    -0.9    -1.5    -0.6    -4.0

      Source: Smith Travel Research, December 2002 Lodging Outlook

                                               YEAR TO DATE - MAY 2003 VS MAY 2002
                                               -----------------------------------
                         OCCUPANCY %         ADR ($)            REVPAR ($)         PERCENT CHG FROM YTD 2002
                         -----------         -------            ----------         -------------------------
                                                                                   ROOM      ROOM      ROOM
SEGMENT                2003      2002     2003      2002      2003      2002       REV       AVAIL     SOLD
-------                ----      ----     ----      ----      ----      ----       ---       -----     ----
UNITED STATES          56.7      57.8     83.92     84.63     47.59     48.88      -1.2       1.5      -0.3

  NEW ENGLAND          52.0      54.1     91.76     94.01     47.70     50.83      -3.7       2.6      -1.3
  MIDDLE ATLANTIC      56.9      59.0    102.88    106.81     58.56     63.03      -5.3       1.9      -1.7
  SOUTH ATLANTIC       59.6      60.6     85.53     85.44     51.01     51.81      -0.3       1.3      -0.4
  E N CENTRAL          49.9      50.5     72.76     72.75     36.30     36.71       0.5       1.7       0.5
  E S CENTRAL          55.1      53.7     60.94     59.70     33.58     32.09       5.6       0.9       3.4
  W N CENTRAL          49.3      50.9     63.66     63.52     31.41     32.31      -1.4       1.4      -1.7
  W S CENTRAL          56.5      58.6     71.60     73.08     40.44     42.82      -3.9       1.7      -2.0
  MOUNTAIN             60.1      61.0     89.81     90.69     54.01     55.29      -1.2       1.2      -0.2
  PACIFIC              60.1      60.9     96.30     96.76     57.84     58.92      -0.1       1.7       0.3

PRICE
  LUXURY               65.1      66.1    144.55    147.48     94.15     97.52      -1.0       2.5       1.0
  UPSCALE              59.0      60.1     90.83     92.24     53.55     55.43      -0.8       2.7       0.7
  MIDPRICE             54.3      55.5     67.47     68.14     36.66     37.84      -1.8       1.3      -0.8
  ECONOMY              51.2      52.5     51.97     52.03     26.62     27.33      -2.4       0.2      -2.2
  BUDGET               53.5      54.6     40.48     40.24     21.66     21.98      -1.5      -0.1      -2.1


[IRR LOGO]                                                               PAGE 25

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


State performance is shown below.

                                                               OHIO HOTEL & LODGING
                                                               --------------------
                                                     DECEMBER 2002 COMPARED WITH DECEMBER 2001
                                                     -----------------------------------------
                                                         OPERATING PERFORMANCE - DECEMBER
                                                         --------------------------------                       REVENUE
                                 OCCUPANCY %              AVERAGE ROOM RATE                  REVPAR             SUPPLY       DEMAND
                                 -----------              -----------------                  ------          --------------  ------
SEGMENT                    2002     2001    % CHG      2002     2001      % CHG    2002       2001    % CHG   % CHG   % CHG   % CHG
-------                    ----     ----    -----      ----     ----      -----    ----       ----    -----   -----   -----   -----
United States              59.2     59.8       -1     83.15     84.45     -1.5     49.24     50.49     -2.5    -0.7     1.8     0.8
Ohio                       53.2     53.3     -0.2     67.07     67.56     -0.7     35.71     35.99     -0.8     1.2     1.9     1.9
Cincinnati, Oh-Ky-In       51.7     50.1      3.2     68.43     69.77     -1.9     35.39     34.96      1.2     0.2      -1     2.2
Cleveland, Oh                55     57.4     -4.2      75.3     77.51     -2.9     41.41     44.47     -6.9    -3.9     3.2    -1.1
Columbus, Oh               56.9     58.6     -2.9     71.07      70.8      0.4     40.44     41.46     -2.5     2.9     5.5     2.5
Akron, Oh                  54.4     52.9      2.8     64.91     66.69     -2.7     35.28     35.31     -0.1     0.3     0.4     3.1
Sandusky, Oh               40.9     38.2      7.1     76.32     75.64      0.9     31.25     28.92      8.1     9.6     1.4     8.6
Toledo, Oh                 54.1     53.7      0.7     60.66     60.37      0.5      32.8     32.43      1.1     2.5     1.3       2
Youngstown-Warren, Oh      46.1     47.9     -3.8     58.45     59.11     -1.1     26.96     28.32     -4.8    -6.5    -1.8    -5.5
Ohio North Area            51.7     49.6      4.2     60.39        60      0.7     31.23     29.77      4.9       7     1.9     6.3
I-75 Corridor North          47     48.4     -2.9     55.44     55.21      0.4     26.04     26.73     -2.6    -3.4    -0.9    -3.8
Dayton Oh                    55     56.8     -3.2     61.84     60.55      2.1        34     34.37     -1.1     0.4     1.5    -1.7
Springfield Oh             49.2     49.2        0     60.04     60.73     -1.1     29.54     29.89     -1.2       3     4.2     4.2

SOURCE: Smith Travel Research

                              SMITH TRAVEL RESEARCH
                      OHIO HOTEL & LODGING COMP CITIES CVB
                       APRIL 2003 COMPARED WITH APRIL 2002

                                                            OPERATING PERFORMANCE - APRIL - YEAR TO DATE
                                                            --------------------------------------------
                                OCCUPANCY             AVERAGE ROOM RATE               REVPAR            REVENUE  SUPPLY   DEMAND
                                ---------             -----------------               ------            -------  ------   ------
SEGMENT                  2003     2002    % CHG    2003     2002     % CHG    2003     2002     % CHG    % CHG    % CHG    % CHG
-------                  ----     ----    -----    ----     ----     -----    ----     ----     -----    -----    -----    -----
United States            55.7     56.9     -2.1    84.31    85.07     -0.9    46.97    48.38     -2.9     -1.4      1.6     -0.5
Ohio                     46.9     47.6     -1.5    65.15    64.79      0.6    30.54    30.85     -1.0      0.8      1.8      0.2

Cincinnati, Oh-Ky-In     48.1     47.4      1.5    66.79    66.18      0.9    32.12    31.34      2.5      1.2     -1.3      0.2
Cleveland, Oh            48.1     48.4     -0.6    71.00    73.52     -3.4    34.13    35.61     -4.2     -3.7      0.5     -0.3
Columbus, Oh             52.1     54.1     -3.7    71.32    69.98      1.9    37.14    37.85     -1.9      2.2      4.1      0.2
Akron, Oh                46.9     46.6      0.6    63.54    63.05      0.8    29.77    29.35      1.4      3.7      2.2      2.9
Sandusky, Oh             23.8     24.1     -1.2    52.79    53.24     -0.8    12.57    12.80     -1.8     -1.8      0.0     -1.0
Toledo, Oh               46.2     51.2     -9.8    60.46    60.49      0.0    27.91    31.00    -10.0     -8.1      2.0     -8.1
Youngstown-
Warren, Oh               41.0     38.8      5.7    57.86    55.93      3.5    23.75    21.68      9.5      9.5      0.0      5.9
Ohio North Area          43.2     43.5     -0.7    57.11    56.07      1.9    24.69    24.37      1.3      4.3      2.9      2.4
I-75 Corridor North      41.0     42.1     -2.6    55.44    54.82      1.1    22.76    23.05     -1.3     -1.3      0.0     -2.4
Dayton Oh                50.9     50.6      0.6    62.93    61.57      2.2    32.02    31.16      2.8      6.2      3.3      3.9
Springfield Oh           45.9     46.4     -1.1    58.21    58.87     -1.1    26.72    27.34     -2.3     -1.9      0.4     -0.8

SOURCE: Smith Travel Research

LOCAL TRENDS

      It is hoped by market participants that slowing room starts and demand recovery will enhance the occupancy rates for hotels beginning in mid to late 2003. New supply within the subject's market area is assessed by studying the Smith Travel Response Report for the market tract within which the subject is located. New supply in the subject tract has included hotels built between 1998 and 2003. These are summarized as follows.


[IRR LOGO]                                                               PAGE 26

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                             NEW SUPPLY 1998 - 2003

PROJECT                                      ROOMS       OPEN
-------                                      -----       ----
Residence Inn, Mentor                           96       2000
Best Western. Mentor                            50       2001
Springhill Suites, Cleveland, Solon            120       2003
Homestead Studio Suites, North Olmstead        127       1998
Candlewood Hotel, North Olmstead               125       1999
Inter-Continental Conference Center,           300       2003
Geneva State Park Lounge, Geneva               109       2003
Holiday Inn Express, Ashtabula                  77       1999
Courtyard, Willoughby                           90       1999
Inter-Continental, Cleveland                   163       1999
Hampton Inn, Cleveland                         194       1998
Holiday Inn Express & Suites, Cleveland        141       1999
Hyatt Regency, Cleveland                       293       2001
Radisson Hotel @ Gateway                       142       1998
Residence Inn, Cleveland                       175       2000
Garden Inn, Cleveland                          240       2002
Homestead Studio Suites                        141       1999
Extended Stay America, Beachwood               113       2002
Hampton Inn, Middleburg Hts                     97       1998
Courtyard, Middleburg Hts                      154       1999
TownePlace Suites, Middleburg Hts               95       1999
Courtyard, Independence                        154       1998
Embassy Suites, Independence                   271       2001
Garden Inn, Cleveland                          168       1999
Sleep Inn and Suites, Austinburg                64       2002
Holiday Inn Express, Brookpark                  67       1998
Extended Stay America, Brooklyn                104       1999
Hampton Inn, Brooklyn                           81       2002
Courtyard, Westlake                            122       1998
TownePlace Suites, Westlake                     83       1998
Super 8 Medina                                  52       2000
Hampton Inn Medina                              78       2000
Motel 6 Medina                                  63       2000
Homewood Suites, Cleveland                      86       2002
Super 8 Seville                                 52       1999
Holiday Inn Express & Suites, Wadsworth         74       2000
TOTAL                                        4,312
                                             =====

The previous chart shows a total of 36 hotels, or 4,312 rooms. The Census among the Cleveland tract was 16,852 in 1997, indicating a 25.6% growth in supply in 5 years. Significant supply additions have resulted in declining occupancies. Declines have been exacerbated by the current economic conditions and the events of September 11.

No additional new supply is known as of the date of the appraisal.


[IRR LOGO]                                                               PAGE 27

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


DEMAND ASSESSMENT

      Demand for hotel rooms can be categorized as:

          1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels;

          2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or

          3) "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows.

      DEMONSTRATED DEMAND

      Demand for hotels in any given area is measured by occupancy percentages, average daily rates and revenue per available room. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in preparing an estimate of future market performance.

      In the case of the subject market, it is located in Cleveland and is largely impacted by the Independence area businesses, Rock & Roll Hall of Fame, the IX Center, Six Flags World of Adventure and transient highway traffic.

      We have identified several area hotels as primary competitors, and quantified their historical performance. Existing hotel demand growth was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

      INDUCED DEMAND

      Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to purchase room nights through sales and marketing efforts, availability of appropriate facilities or the entry of some new demand generator. Induced demand has been generated in the subject area historically by the addition of the new franchise hotels, offering branded accommodations to travelers that previously had not stayed in the market. New demand generators can include industrial or business activity, new development or employer shifts. Potential sources of new demand could include new office development and the offering of the new Embassy Suites, a Hilton affiliated product. Some induced demand has been indicated with an 11.1% growth in demand in 2002. Year to date demand shows a 6.6% increase in room nights sold compared to the same period in 2002. The Embassy opened in October of 2001, while the Embassy has been open a full year, ramp up has apparently flowed into 2003. Regardless, significant new demand is evident among the competitive set over and above induced demand generated by Embassy. This is said because the Embassy contains only 271 rooms. Assuming occupancy in 2002


[IRR LOGO]                                                               PAGE 28

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


      approximated 60%, and assuming 30% was franchise driven (induced), only about 18,000 room nights would have been induced. This represents slightly over 6% of the total market demand in 2001, among the competitive set. The fact that demand grew 11.1% in 2002 and year to date by 6.6% suggests a localized rebound in demand growth for the Independence area. It should be recognized that other areas of the Cleveland market, specifically the airport and Central Business District, are not demonstrating similar demand rebounds.

      The short year to date period is inadequate to predict a year end demand growth trend, however some modest demand growth is likely.

      UNSATISFIED DEMAND

      Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced. Currently demand among primary competitors is generally satisfied with year-end 2002 occupancy at 56.5%. Little turn-away demand is considered to exist. The subject experiences few fill nights. Other area properties are also lower than the subject on the fill pattern.

SEGMENTATION OF DEMAND

      Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

      Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Major employers and area businesses generate both destination and transient commercial demand. Some of these are listed below, along with the subject's major corporate accounts.

SUBJECT CORPORATE ACCT.                    AREA BUSINESSES
-----------------------                    ---------------
Norfolk Southern             American Greetings         Kitchler Lighting
Federal Express              Case Western Reserve       Lubrizol
Alcoa                        Cleveland Clinic           Family Heritage
Joslyn Hi-Voltage            Continental Airlines       AGA Gas
Life Line Screening          Ford                       UCAR Carbide
Northern Haserot             GM                         Parker Hannifin
Proforma                     Key Bank                   First Energy
Sparklewash                  Lincoln Electric           Keane
BP                           MBNA
Pyramid Parts                National City              Sherwin-Williams
                             Progressive                SBC Ameritech


[IRR LOGO]                                                               PAGE 29

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


      Corporate demand accounts for approximately 50% to 60% of room nights sold among the competitive set.

      Group demand is generated by corporate, commercial, or association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand can be generated by area citywides for both corporate and leisure markets. Group demand among the competitive set is largely leisure, SMERF, motorcoach, training and meetings for local companies and organizations. Group demand accounts for approximately 20% to 30% of RNS among the competitive set. The top group bookings for 2004 are listed below.

            1.    Fraternal Order of Eagles
            2.    Ohio State Moose
            3.    Interchange
            4.    Podiatric Medicine
            5.    Powerlifting Competition
            6.    NIKE
            7.    PEZ
            8.    Vulkon
            9.    US Indoor Champs
            10.   Independent Order of Foresters

      Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social activities. In the summer transient demand also occurs during the week but is still strongest on the weekends. The stay is typically one night, however, certain social travelers stay two nights or more. In the subject area leisure demand would include:

         -     Six Flags World of Adventure

         -     Blossom Music Center

         -     Boston Mills/Brandywine Ski Center

         -     Youth sports

         -     The Rock & Roll Hall of Fame

         -     Cleveland Indians/Browns/Cavilers

         -     Twins Days Festival

      The leisure segment accounts for approximately 20% to 30% of RNS among the competitive set.

      Demand growth in the subject marketplace is impacted by several factors including the following.


[IRR LOGO]                                                               PAGE 30

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                            SOURCES OF DEMAND GROWTH
                         GENERAL LODGING INDUSTRY TRENDS

TRAVEL INDUSTRY ASSOCIATION *                     2000        2001        2002       2003F       2004F
-----------------------------                     ----        ----        ----       -----       -----
Unemployment Rate (%)                              4.0         4.8         5.8         5.9         5.7
Real GDP (%)                                       3.8         0.3         2.4         2.5         3.6
Consumer Price Index (CPI%)                        3.4         2.8         1.6         2.3         1.6
Total Travel Expenditures in US (%)                7.1        -5.8        -2.3         2.9         5.8
  US Residents                                     6.7        -4.9        -2.0         2.9         5.4
  International Visitors                           9.8       -11.2        -3.8         2.9         8.2
Total Domestic Person Trips (%)                    1.0         2.0         0.3         1.9         3.2
Total International Visitors to the US (%)         4.9       -11.9        -6.7         0.7         6.6

SMITH TRAVEL             1996        1997        1998        1999        2000        2001        2002
------------             ----        ----        ----        ----        ----        ----        ----
Supply Growth USA         2.4         3.6         4.2         4.1         3.1         2.4         1.8
Demand Growth USA         2.2         2.8         3.1         3.2         3.7        -3.4         0.8

LOCAL SOURCES                              GROWTH RATE
-------------                              -----------
Population Growth                          1.3%/yr between 1990 to 2000. (1 mile ring)
--------------------------                 -----------------------------------------------------------
Population Projection                      .9%/yr thru 2008 (1 mile ring)
--------------------------                 -----------------------------------------------------------
Household Growth                           1.5%/yr 1990 to 2000 (1 mile ring)
--------------------------                 -----------------------------------------------------------
Projected Household Growth                 .9%/yr thru 2008 (1 mile ring)
--------------------------                 -----------------------------------------------------------
Traffic Volume                             Interstate I-77 and Rockside Road; 1992 TVC = 38,630 / 2000
                                           TVC = 94,670 or 12% annually.
--------------------------                 -----------------------------------------------------------
Demand Growth Among Competitive Set        5%/yr 1997 to 2002
--------------------------                 -----------------------------------------------------------
New Development                            Embassy Suites
                                           Cleveland Clinic Cancer
                                           Courtyard Hotel
                                           Hampton Inn
--------------------------                 -----------------------------------------------------------
Roadway Infrastructure                     Widening Rockside Road
--------------------------                 -----------------------------------------------------------

      The above causes of demand change have been capitalized on by significant additional new supply in the Cleveland area. Significant demand growth for hotels is not expected given economic conditions. However, highway related growth could occur due to expected auto travel.

      New supply has slowed, and occupancies should stabilize in the near future. The subject feeder markets include Pittsburgh and Chicago, Columbus and Michigan. The full service facility is a positive attribute for the subject. This is enhanced by the significant meeting space, which attracts group demand. Meetings and banquets as well as social gatherings are routine.


[IRR LOGO]                                                               PAGE 31

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


      PRIMARY COMPETITORS

            The primary hospitality competitors have been selected from the subject market as follows

                               PRIMARY COMPETITORS

ID#      PROPERTY                             AGE       # RMS
---      --------                             ---       -----
1        Holiday Inn Independence             1973        364
2        Hilton Cleveland South               1980        191
3        Four Points Cleveland South          1974        179
4        Residence Inn Cleveland              1995        118
5        AmeriSuites Cleveland                1996        128
6        Hampton Inn & Suites                 1997        103
7        Courtyard Cleveland                  1998        154
8        Embassy Suites Cleveland             2001        271
                                                         ----
         TOTALS                                          1508
                                                         ====

      Primary competitors total 1,508 rooms. Primary competitors were interviewed, photographed and ranked on our lodging fundamentals rating scale. Based on the score of each property, we have determined the competitive position in the market of the lodging alternatives including the subject property. Following is a summary of primary competitors.


[IRR LOGO]                                                               PAGE 32

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                                  MOTEL SURVEY
                                 COMPARABLE #1

TYPE:                   Full Service
-----                   ------------
PROPERTY:               HOLIDAY INN, INDEPENDENCE                                   [MAP]

LOCATION:               6001 Rockside Road,
                        Independence, Ohio 44131
Phone:                  (216) 524-8050
Age:                    1973/79
Renovation Plans:       2000 & 2001
# Guest Rooms:          364
#Suites:                1 exc suite; 4 hosp. suites, 5 concierge
# Function Rooms:       13
Amenities:              Indoor pool, restaurant, lounge, fitness center, sauna,
                        sundeck, business center

RATES:                  RACK:                                                       [PICTURE]
          Single:       $119
          Double:
        X Person:

Segmentation:           Commercial         33%
                        Group Stay         33%
                        Leisure            33%
                        Extended Stay

                         LODGING FUNDAMENTALS SCORECARD

                                          MAX. SCORE    PROPERTY SCORE
                                          ----------    --------------
Property Affiliation:(1)                      20             16
Age, Condition & Perceived Cleanliness:       10              6
Exposure:(2)                                  10             10
Access:(3)                                    10              9
Convenience to Support Services:              10              9
Location:(4)                                  10              9
Convenience to Demand Generators:             10              9
Security:(5)                                  10              8
Amenities:(6)                                 10             10
    TOTAL                                    100             86

(1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY
(2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.
(3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.
(4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.
(5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.
(6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 33

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                                  MOTEL SURVEY
                                  COMPARABLE #2

TYPE:                   Full Service
-----                   ------------
PROPERTY:               HILTON - CLEVELAND SOUTH                                    [MAP]

LOCATION:               6200 Quarry Lane,
                        Independence, Ohio 44131
Phone:                  (216) 447-1300
Age:                    1980
Renovation Plans:       2001, guest rooms, public area
# Guest Rooms:          191
# Suites:               3
# Function Rooms:       5
Amenities:              Restaurant, lounge, concierge, indoor pool, fitness
                        center, executive floor

RATES:                  RACK:                                                       [PICTURE]
          Single:       $125-169
          Double:       $125-169
        X Person:

Segmentation:           Commercial                        55%
                        Group Stay                        30%
                        Leisure                           15%
                        Extended Stay

                         LODGING FUNDAMENTALS SCORECARD

                                                MAX. SCORE    PROPERTY SCORE
                                                ----------    --------------
Property Affiliation:(1)                            20             16
Age, Condition & Perceived Cleanliness:             10              9
Exposure:(2)                                        10              7
Access:(3)                                          10              8
Convenience to Support Services:                    10              9
Location:(4)                                        10              8
Convenience to Demand Generators:                   10              9
Security:(5)                                        10              8
Amenities:(6)                                       10              9
    TOTAL                                          100             83

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY
2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.
3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.
4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.
5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.
6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 34

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS


                                  MOTEL SURVEY
                                  COMPARABLE #3


TYPE:                Full Service                               [MAP]

PROPERTY:            FOUR POINTS - INDEPENDENCE

LOCATION:            5300 Rockside Road,
                     Cleveland, Ohio 44131
Phone:               (216) 524-0700
Age:                 1974
Renovation Plans:    NA
# Guest Rooms:       179
# Suites:            0
# Function Rooms:    5
Amenities:           Business center, whirlpool,
                     exec level, restaurant and
                     lounge, indoor pool

RATES:               RACK:                                      [PICTURE]
  Single:            $169
  Double:            $169
  X Person:

Segmentation:        Commercial                 50%
                     Group Stay                 30%
                     Leisure                    20%
                     Extended Stay

                         LODGING FUNDAMENTALS SCORECARD

                                             MAX. SCORE         PROPERTY SCORE
                                             ----------         --------------
Property Affiliation: (1)                        20                    15
Age, Condition & Perceived Cleanliness:          10                     8
Exposure: (2)                                    10                     9
Access: (3)                                      10                     6
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     9
Security: (5)                                    10                     8
Amenities: (6)                                   10                     9
     TOTAL                                      100                    81

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 35

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #4


TYPE:                Extended Service                           [MAP]

PROPERTY:            RESIDENCE INN

LOCATION:            5101 West Creek Road,
                     Independence, Ohio 44131
Phone:               (216) 520-1450
Age:                 1995
Renovation Plans:    Completed
# Guest Rooms:       118
# Suites:            All
# Function Rooms:    3
Amenities:           Full service, breakfast, social
                     hour, exercise room, daily
                     newspaper, grocery shopping

RATES:               RACK:                                      [PICTURE]
  Single:            $119
  Double:            $119
  X Person:

Segmentation:        Commercial                 33%
                     Group Stay                  8%
                     Leisure                    14%
                     Extended Stay              45%

                         LODGING FUNDAMENTALS SCORECARD

                                             MAX. SCORE         PROPERTY SCORE
                                             ----------         --------------
Property Affiliation: (1)                        20                    19
Age, Condition & Perceived Cleanliness:          10                     9
Exposure: (2)                                    10                     7
Access: (3)                                      10                     8
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     8
Security: (5)                                    10                     8
Amenities: (6)                                   10                     8
     TOTAL                                      100                    84

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 36

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #5

TYPE:                Limited Service                            [MAP]

PROPERTY:            AMERISUITES

LOCATION:            6025 Jefferson Drive,
                     Independence, Ohio 44131
Phone:               (216) 328-1060
Age:                 1996
Renovation Plans:    Yes, interior, 1/2 guest rooms
# Guest Rooms:       128
# Suites:
# Function Rooms:    2
Amenities:

RATES:               RACK:                                      [PICTURE]
  Single:            $89
  Double:            $99
  X Person:          $10

Segmentation:        Commercial                 35%
                     Group Stay                 30%
                     Leisure                    35%
                     Extended Stay                %

LODGING FUNDAMENTALS SCORECARD

                                             MAX. SCORE         PROPERTY SCORE
                                             ----------         --------------
Property Affiliation: (1)                        20                    15
Age, Condition & Perceived Cleanliness:          10                     9
Exposure: (2)                                    10                     8
Access: (3)                                      10                     8
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     8
Security: (5)                                    10                     9
Amenities: (6)                                   10                     8
     TOTAL                                      100                    82

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 37

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #6

TYPE:                Limited Service                            [MAP]

PROPERTY:            HAMPTON INN & SUITES
LOCATION:            6020 Jefferson Street,
                     Independence, Ohio
Phone:               (216) 520-2020
Age:                 1997
Renovation Plans:    No plans
# Guest Rooms:       103
#Suites:             34
# Function Rooms:    1
Amenities:           Outdoor pool, fitness, center,
                     micro suites

RATES:               RACK:                                      [PICTURE]
  Single:            $90
  Double:            $90
  X Person:

Segmentation:        Commercial                 65%
                     Group Stay                 20%
                     Leisure                    15%
                     Extended Stay               0%

LODGING FUNDAMENTALS SCORECARD

                                            MAX. SCORE         PROPERTY SCORE
                                            ----------         --------------
Property Affiliation: (1)                        20                    19
Age, Condition & Perceived Cleanliness:          10                     9
Exposure: (2)                                    10                     8
Access: (3)                                      10                     8
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     8
Security: (5)                                    10                     9
Amenities: (6)                                   10                     8
     TOTAL                                      100                    86

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 38

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #7


TYPE:                Limited Service                            [MAP]

PROPERTY:            COURTYARD
LOCATION:            5051 West Creek Road,
                     Independence, Ohio 44131
Phone:               (216) 901-9988
Age:                 1998
Renovation Plans:    NA
# Guest Rooms:       154
# Suites:            5
# Function Rooms:    3
Amenities:           Full buffet breakfast, indoor
                     pool, fitness, Jacuzzi Rooms

RATES:               RACK:                                      [PICTURE]
  Single:            $119
  Double:            $119
  X Person:

Segmentation:        Commercial                 60%
                     Group Stay                 10%
                     Leisure                    30%
                     Extended Stay                %

LODGING FUNDAMENTALS SCORECARD

                                             MAX. SCORE         PROPERTY SCORE
                                             ----------         --------------
Property Affiliation: (1)                        20                    20
Age, Condition & Perceived Cleanliness:          10                     9
Exposure: (2)                                    10                     7
Access: (3)                                      10                     8
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     8
Security: (5)                                    10                     9
Amenities: (6)                                   10                     8
     TOTAL                                      100                    86

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 39

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #8


TYPE:                Limited Service                            [MAP]

PROPERTY:            EMBASSY SUITES
LOCATION:            5800 Rockside Woods Blvd.,
                     Independence, Ohio 44131
Phone:               (216) 986-9900
Age:                 10/29/2001
Renovation Plans:    NA
# Guest Rooms:       271
#Suites:             271
# Function Rooms:    10
Amenities:           Restaurant, fitness, whirlpool,
                     shoeshine, complementary
                     cook to order breakfast,
                     wetbar, microwave, mini fridge

RATES:               RACK:                                      [PICTURE]
  Single:            $139
  Double:            $139
  X Person:

Segmentation:        Commercial                 60%
                     Group Stay                 25%
                     Leisure                    15%
                     Extended Stay

LODGING FUNDAMENTALS SCORECARD

                                             MAX. SCORE        PROPERTY SCORE
                                             ----------        --------------
Property Affiliation: (1)                        20                    20
Age, Condition & Perceived Cleanliness:          10                    10
Exposure: (2)                                    10                     8
Access: (3)                                      10                     7
Convenience to Support Services:                 10                     8
Location: (4)                                    10                     9
Convenience to Demand Generators:                10                     9
Security: (5)                                    10                    10
Amenities: (6)                                   10                    10
     TOTAL                                      100                    91

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


[IRR LOGO]                                                               PAGE 40

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

Following is a ranking of primary competitors based on our scoring methodology. This helps to reveal fill patterns and customer preferences among the competitors. The properties scoring at the top are generally the most desirable, and therefore would be expected to earn in excess of their natural market share. Conversely, those near the bottom would likely earn below their market share. This scale cannot account for dissimilar management, administrative, or sales skill, but generally will denote the subject's relative position among its competitive set.

                     RANKING SUMMARY OF PRIMARY COMPETITORS

RANK    PROPERTY          COMPARABLE #     SCORE
----    --------          ------------     -----
1       Embassy Suites         8             91
2       Hampton Inn            6             87
3       Courtyard              7             86
4       HOLIDAY INN            1             85
5       Residence Inn          4             84
6       AmeriSuites            5             82
7       Hilton                 2             83
8       Four Points            3             81

The subject falls at 4 in the above list of 8 competitors. This property falls within the mid range of the set, indicating it should earn approximately its natural market share. The subject's score reflects completion of anticipated repairs or renovations, if any.

Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors was gathered by interviews of managers at these facilities along with data tracked by Smith Travel. Total aggregate supply and demand is summarized on the following chart.

                       PERFORMANCE OF PRIMARY COMPETITORS

YEAR        RNA         CHG.%     RNS         CHG.%    OCCUP. %   CHG. %     ADR      CHG. %     REVPAR      CHG.%
----        ---         -----     ---         -----    --------   ------     ---      ------     ------      -----
1997        367,176               244,000               66.5%               $85.30               $56.68
1998        433,025     17.9%     281,684     15.4%     65.1%     -2.1%     $84.71     -0.7%     $55.10      -2.8%
1999        451,505      4.3%     287,743      2.2%     63.7%     -2.0%     $86.35      1.9%     $55.03      -0.1%
2000        451,505      0.0%     291,672      1.4%     64.6%      1.4%     $87.75      1.6%     $56.69       3.0%
2001        476,437      5.5%     280,092     -4.0%     58.8%     -9.0%     $84.60     -3.6%     $49.74     -12.3%
2002        550,420     15.5%     311,162     11.1%     56.5%     -3.8%     $82.40     -2.6%     $46.58      -6.3%

YTD4/02     180,960                88,587               49.0%               $82.48               $40.38
YTD4/03     180,960      0.0%      94,445      6.6%     52.2%      6.6%     $80.49     -2.4%     $42.01       4.0%

Significant demand growth occurred in 1998 and again in 2002, with the Embassy. Between 1997 and 2002 demand increased 27.5% or 4.5% annually. Three new hotels were added since 1997, resulting in a 50% supply increase (including Embassy). Demand, however, slowed in 1999 and 2000. A drop in demand occurred in 2001 of -4% due to economic conditions and the events of September 11. Slowing demand growth among the set in 1999 and 2000, as well as a portion of the 2001 decline may be attributed


[IRR LOGO]                                                               PAGE 41

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

to demand leakage to other new hotel supply. The magnitude of these new additions was summarized previously, showing an over 30% growth in the census of lodging properties in the tract studied.

It is interesting to note that year to date April has shown demand growth of 6.6% over 2002. This is likely partly due to induced demand from the new Embassy Suites. We have compared the subject's performance with the performance of the primary competitors. The subject performance is shown as follows.

                          HISTORIC SUBJECT PERFORMANCE


YEAR        SUBJ. OCC.      CHG.%     SUBJ. ADR      CHG.%     SUBJ. RPAR      CHG.%
----        ----------      -----     ---------      -----     ----------      -----
2000          60.80%                    $91.36                   $55.55
2001          52.40%       -13.8%       $87.23       -4.5%       $45.71       -17.7%
2002          54.20%         3.4%       $77.18      -11.5%       $41.83        -8.5%

YTD4/02       48.52%                    $79.04                   $38.35
YTD4/03       54.40%        12.1%       $72.79       -7.9%       $39.60         3.3%

The subject performance showed an occupancy decrease of 13.8% in 2001 from 60.8% to 52.4%. These declines likely occurred due to significant new supply in the general market as well as economic conditions and September 11. The subjects year to date occupancy has increased 12.1%. This is likely caused by the subject lowering their ADR by $6.25. This exceeds the market rate decline which was -2.4% and resulted in the subject drawing a superior market share. Subject rates have fallen from $91.36 in 2000 to $77.18 in 2002 for a total of $14.18 or 15.5%. This is attributed to several factors including third party internet booking sites, economic conditions, competition in the market and the subject attempts to acquire market share through rate reductions.

DEMAND GROWTH PROJECTIONS

      Historically, demand increased 27.5% or 5% annually among primary competitors in the marketplace between 1997 and 2002. Demand decreased in 2001 by 4% then rebounded in 2002 by 11%. This was in fact caused by the first full year operation of the Embassy Suites. Year to date, demand is up by 6.6%, through April. This period of time is insufficient to accurately determine a trend. However, we expect modest demand increases through the end of the year and in the near future. Expected summer travel should sustain demand growth. No new supply in competitive markets is expected. Therefore demand leakage should be curtailed. We have projected demand growth from all sources at 3% through 2005.

NEW SUPPLY

      No new direct competitors are anticipated in the immediate market.


[IRR LOGO]                                                               PAGE 42

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

MARKET PENETRATION

      Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

      Our competitive ranking scale shows the subject ranked at 4 out of a total of 8 competitors. Penetration, assuming competitive pricing, should approximate the natural market share of 100%.

      Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. The pricing of rooms can skew the penetration rate if an imbalance exists. For instance, an otherwise high scoring property (based on competitive ranking) can earn a low penetration rate if pricing is too high. A balance is typically sought by a specific property between penetration and yield.

      Historic subject penetration is summarized as follows.

                          HISTORIC SUBJECT PENETRATION

YEAR        SUBJ. OCC.     CHG.%      MKT. OCC.     CHG.%     PEN. %
----        ----------     -----      ---------     -----     ------
2000          60.80%                    64.6%        1.4%      94.1%
2001          52.40%       -13.8%       58.8%       -9.0%      89.1%
2002          54.20%         3.4%       56.5%       -3.8%      95.9%

YTD4/02       48.52%                    49.0%                  99.1%
YTD4/03       54.40%        12.1%       52.2%        6.6%     104.2%

      The subject's penetration rate declined between in 2001, from 94.1% to 89.1%. Increased penetration is noted in 2002 and year to date statistics consistent with rate reductions. This pattern supports the implementation of the sales and marketing plan to increase occupancy through rate competiveness. The recent 1997 to 2000 renovations have assisted in strong penetration. Year to date statistics show the subjects penetration above 100%. Continued market penetration at historical levels could be expected, We assume going forward, renovations will be done as needed and aggressive rates will remain in place. This should allow the subject to earn its natural market share. We have projected a penetration range of 95% to 105%. Subsequently for this analysis we have projected 100% penetration going forward.


[IRR LOGO]                                                               PAGE 43

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

      Based on supply and demand changes along with the above penetration projections, the following occupancy is projected.

                          SUBJECT OCCUPANCY PROJECTIONS

YEAR       RNA       CHG.%       RNS       CHG.%     OCCUP.%       CHG.%     PENN.      SUBJ. OCC       CHG
----       ---       -----       ---       -----     --------     ------     -----      ---------       ---
2000     451,505      0.0%     291,672      1.4%      64.6%        1.4%       94.1%       60.8%
2001     476,437      5.5%     280,092     -4.0%      58.8%       -9.0%       89.1%       52.4%       -13.8%
2002     550,420     15.5%     311,162     11.1%      56.5%       -3.8%       95.9%       54.2%         3.5%
2003     550,420      0.0%     320,497      3.0%      58.2%        3.0%      100.0%       58.2%         7.4%
2004     550,420      0.0%     330,112      3.0%      60.0%        3.0%      100.0%       60.0%         3.0%
2005     550,420      0.0%     340,015      3.0%      61.8%        3.0%      100.0%       61.8%         3.0%


      FOOTNOTE; 2002 INCLUDES FULL YEAR OPERATION OF EMBASSY SUITES

      Stabilized occupancy of 58% to 62% appears reasonable based on the above supply and demand projections over the near term future. Given stabilized performance of the subject we have projected 58% occupancy for direct capitalization in this analysis.

AVERAGE DAILY RATE

      The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages.

      The average daily rate is obviously related to occupancy levels. Assuming market penetration of 100% a complementary rate posture is expected at the subject property. Historical average daily rate yield is summarized as follows.

                           HISTORIC SUBJECT ADR YIELD

YEAR        SUBJ. ADR       CHG.%     MKT. ADR     CHG.%      YIELD
----        ---------       -----     --------     -----      -----
2000          $91.36                   $87.75       1.6%     104.1%
2001          $87.23        -4.5%      $84.60      -3.6%     103.1%
2002          $77.18       -11.5%      $82.40      -2.6%      93.7%

YTD4/02       $79.04                   $82.48                 95.8%
YTD4/03       $72.79        -7.9%      $80.49      -2.4%      90.4%

      The subject experienced decreasing rates in 2001 and 2002. A significant decline of 11.5% or $10.05 occurred in 2002. This was part of a specific marketing effort to penetrate additional market share by reducing rate. This strategy has been carried forward through the 2003 sales and marketing plan.

      In 2003 year to date the subject showed a -7.9% rate decline compared to the market at -2.4%. This accounts for the increased occupancy penetration.

      Rate yield decreased yearly from 2000 to 2002 from 104.1% to 93.7%. Rate yield year to date 2003 at 90.4% is shown compared to year to date 2002 at 95.8%. This decrease


[IRR LOGO]                                                               PAGE 44

HOLIDAY INN INDEPENDENCE                                    MARKET AREA ANALYSIS

      in rate yield matches or balances the occupancy penetration increase. A stabilized yield range of 90% to 95% is projected, say 92.5% stabilized, assuming any Holiday Inn PIP requirements are completed is reasonable. This will offer a good price value relationship and allow the subject's sales staff to aggressively price business and group rates.

      Market rate has declined an average of 0.7% over the last five years. A decline in 2001 and 2002 occurred for a total of $5.35. In our opinion, given economic conditions, we project market rate will decline by -2% in 2003, increase slightly by 1% in 2004, and 2% in 2005.

                       MARKET AND SUBJECT ADR PROJECTIONS

YEAR     SUBJ. ADR      CHG.%     MKT. ADR     CHG.%     YIELD      SUBJ. ADR      CHG.%
----     ---------      -----     --------     -----     -----      ---------      -----
2000       $91.36                  $87.75       1.6%     104.1%      $91.36
2001       $87.23       -4.5%      $84.60      -3.6%     103.1%      $87.23        -4.5%
2002       $77.18      -11.5%      $82.40      -2.6%      93.7%      $77.21       -11.5%
2003                               $80.75      -2.0%      92.5%      $74.69        -3.3%
2004                               $81.56       1.0%      92.5%      $75.44         1.0%
2005                               $83.19       2.0%      92.5%      $76.95         2.0%

      Based on the above projection, an ADR of $75 is appropriate for 2003.

CONCLUSION

      Given the above analysis we have projected stabilized occupancy and rate at 58% and $75 for the subject property for ProForma 2003. This will be used in the Income Approach. Yield capitalization will incorporate projections through 2005 as follows.

YEAR     OCCUPANCY     ADR
----     ---------     ---
2003        58%        $75
2004        60%        $75
2005        62%        $77


[IRR LOGO]                                                               PAGE 45

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

      The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by Cuyahoga County. A copy of the site plan is presented in following this section.

      PHYSICAL FEATURES

            LAND AREA            Approximately 10.571 acres, or 460,473 square feet.

            CONFIGURATION        Irregular (See site/plat plan following this section).

            TOPOGRAPHY           Rolling to north, at to below road grade with Rockside Rd.

            DRAINAGE             Adequate.

            FLOOD PLAIN

            COMMUNITY PANEL #    390 111 0002C, effective July 19, 2001.

            FLOOD ZONE           Zone X

            FLOOD INSURANCE      Not typically required within this zone.

            ENVIRONMENTAL HAZARDS

            Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.

            GROUND STABILITY

            We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

      STREETS, ACCESS, FRONTAGE

            STREET                    ROCKSIDE PLACE
            ------                    --------------
            FRONTAGE                  1,340 feet (both east & west sides of Rockside Pl.)
            PAVING                    Concrete
            CURBS/GUTTERS             Yes
            SIDEWALKS                 No
            LANES                     2 lane
            DIRECTION OF TRAFFIC      North/south (curves along property line)
            CONDITION                 Good
            SIGNALS/TRAFFIC CONTROL   At Rockside Road
            ACCESS                    Curb cuts along frontage (employee & overflow
                                      parking on west side of Rockside Pl.)
            VISIBILITY                Excellent


[IRR LOGO]                                                               PAGE 46

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

      LEGAL

            ZONING

            DESIGNATION          U-6A

            PERMITTED USES       Hotel/motel, restaurant and automotive service

            CONFORMANCE          Based on our discussion with the zoning
                                 official, the current use of the site
                                 constitutes a legally permissible use that conforms to the current zoning ordinance.

            EASEMENTS, ENCUMBRANCES, AND MORATORIA

            We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A current title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property.

            ENCROACHMENTS

            We were not provided a survey.

      UTILITIES

            UTILITY                          PROVIDER
            -------                          --------
            WATER                            All city
            SEWER                            All city
            ELECTRICITY                      Private
            NATURAL GAS                      Private
            LOCAL TELEPHONE                  Private

      SUMMARY OF LAND DESCRIPTION

            Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site.


[IRR LOGO]                                                               PAGE 47

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


      Site plan


[IRR LOGO]                                                               PAGE 48

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

      The following description is based on our inspection of the property, a discussion with the management, and a review of courthouse records. A copy of the floor plan and meeting room layout is following this section.

      EXTERIOR DESCRIPTION

            NAME OF PROPERTY               Holiday Inn Independence

            GENERAL PROPERTY TYPE          Lodging

            SPECIFIC PROPERTY USE          Hotel

            SIZE
              GROSS BUILDING AREA (GBA)    224,810 square feet
              NUMBER OF ROOMS              364
              FLOOR AREA RATIO             .49
              SOURCE OF SQUARE FOOTAGE
                INFORMATION                County records

            NUMBER OF BUILDINGS            1

            STORIES                        5

            CONFIGURATION                  Irregular in shape

            FLOOR PLATE                    The first floor measures 80,930
                                           square feet and features a lobby, 375
                                           seat restaurant and 175 seat lounge
                                           area, kitchen, general office,
                                           laundry room, indoor pool, meeting
                                           rooms, public restrooms, storage, and
                                           mechanical rooms.

            YEAR BUILT                     1973/79

            ESTIMATED EFFECTIVE AGE        25 years

            ESTIMATED PHYSICAL LIFE        50 years (per Marshall Valuation Service)

            TYPE/QUALITY OF CONSTRUCTION   Class C, masonry building, average quality (per
                                           Marshall Valuation Service)

            FOUNDATION                     Poured, reinforced concrete footings,
                                           slab on grade.

            STRUCTURAL FRAME               Masonry

            EXTERIOR WALLS/WINDOWS         Brick/drivit insulated pane windows

            ROOF                           Rubber membrane and built up, flat
                                           roof; the roof is not under warranty.

            SPECIAL FEATURES               Approximately 18,000 SF of meeting
                                           space, grand ballroom contains 8,520
                                           SF. No sprinkler system.


[IRR LOGO]                                                               PAGE 49

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


      ROOM MIX

ROOM TYPE                                                        TOTAL NUMBER
---------                                                        ------------
DOUBLE                                                                169
STANDARD KING                                                         167
SINGLE                                                                 27
SUITE                                                                   1
                                                                 ------------
TOTALS                                                                364
Standard rooms measure approximately 12' SF in width

INTERIOR DESCRIPTIONS

INTERIOR PARTITIONING      A combination of drywall, masonry, and ceramic tile.
                           Firewalls are per code.

CEILING COVER              Ceilings consist of a combination of drywall and
                           suspended acoustical ceiling panels, sprayed popcorn
                           over concrete

WALL COVER                 Vinyl wall coverings and painted drywall with
                           variations.

FLOOR COVER                Primarily commercial grade carpet in the general
                           office, corridors, hotel rooms, meeting rooms, and
                           restaurant. Tile floor in the bathrooms, marble in
                           lobby. Bath floors have 8" ceramic floors.

LIGHTING A combination of suspended and recessed fluorescent and incandescent lighting.

BATHROOM FIXTURES          Bathrooms include a bathtub with showerhead, toilet,
                           and vanity with an undermount sink; fixtures are
                           vitreous china.

BANQUET/MEETING ROOMS      18,000 SF, ballroom 8,520 SF

OTHER SPECIAL FEATURES     The subject has an indoor swimming pool, a whirlpool,
                           and a fitness center. The hotel also has a bar,
                           restaurant, guest laundry. TVs are 25" with remote
                           control. All rooms have 4 cup coffee maker, iron and
                           ironing board, hairdryer

CONDITION                  Good


[IRR LOGO]                                                               PAGE 50

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


EQUIPMENT AND MECHANICAL SYSTEMS

HVAC HVAC in the guest rooms consist of through-the-wall electric units. Central gas fired units exist for common and public areas.

ELECTRICAL                 Circuit breaker type, 3 phase 4 wire

PLUMBING                   Assumed adequate

FIRE PROTECTION            Smoke detectors located throughout. No sprinkler
                           system.

ELEVATORS/STAIRWELLS       Adequate stairwells; 3 elevators

SECURITY SYSTEM            Card key systems for the individual rooms

FURNITURE, FIXTURES        Each room includes chairs, lamps, framed prints,  two
& EQUIPMENT                double or king size bed, bureau, and nightstand.
(FF&E)                     Additionally, each room includes a 25" color
                           television and housekeeping linens and blankets.
                           Additional FF&E items include lobby area furniture
                           and framed prints, and furniture and televisions in
                           the restaurant/lounge area.

CONDITION                  Average to good; renovated in 1997 through 2000.

SITE IMPROVEMENTS

PARKING
  NUMBER OF SPACES         770 spaces
  SURFACE TYPE/CONDITION   Asphalt, average condition
  PARKING RATIO            2.1 spaces per room
  ADEQUACY                 The subject has adequate parking, employee and
                           overflow meeting room parking along west side of
                           Rockside Road.

LANDSCAPING

Typical

DRAINAGE AND RETENTION

Appears adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas.


[IRR LOGO]                                                               PAGE 51

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

IMPROVEMENTS ANALYSIS

CONDITION     The condition of the improvements is average to good. The property has been reasonably well maintained. The 2002 and 2003 cap ex budgets are summarized below.

2002           100 room air conditioners                         $80,000
2002           Renovate meeting rooms                            $65,000
2002           Replace ballroom doors                             $7,000
2002           Replace broken window seals                       $10,000
2002           Renovate suite                                    $20,000
2002           1 dryer                                            $3,500
2002           Paint lobby ceiling                                $5,000
2002           Replace spa tubs executive level                   $6,000
2002           Heater/AC pool area                               $12,000
2002           Heater/AC lounge                                  $11,500
2002           Convection oven                                    $8,400
2002           Carpet exercise room                                 $500
2002           130 room chairs                                   $15,000
2003           Replace 1st fl corridor carpet                     $7,000
2003           Replace sheers 75 rooms                            $7,875
2003           Replace 600 lamp shades                            $6,000
2003           93 new desk chairs                                $16,740
2003           Replace 50 airconditioners                        $37,500
2003           Reglaze 50 bathtubs                                $7,000
2003           Replace 130 old bathroom lights                    $6,500
2003           Replace 500 banquet chairs                        $32,500
2003           Water softener for kitchen                         $2,000
2003           48 recover bar stools                              $3,120
2003           Replace char broiler                               $3,800
2003           Wall vinyl meeting room corridor                   $3,500
2003           Relocated monument sign for widening of road       $4,600
2003           Oncommand room split HVAC system                   $4,300

Discussion with the Manager and previous manager indicated several items which will require replacement in the near future. These are listed below. Some items not yet done in 2003 are included.

      -     Spreads and drapes in 213 rooms

      -     113 HVAC units @ $800

      -     parking lot repair, seal and stripe

      -     roofing pool $50,000 + north

      -     electric work

      -     tub glazing, bath work

      -     kitchen work

      -     relocate monument sign for widening of road

      -     vanities in some rooms

      -     mattresses in north bldg.

      -     500 banquet chairs

      -     93 new desk chairs

      -     replace carpet 1st floor corridor

      -     softgoods in some rooms

      -     vinyl in meeting corridor

Deferred maintenance costs are estimated by our office at $500,000 subject to contractor estimate, and Holiday Inn requirements.


[IRR LOGO]                                                               PAGE 52

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


DEFERRED MAINTENANCE       Our inspection did not reveal any significant
                           deferred maintenance, aside from above. Repairs and replacements required by Holiday Inn are assumed to be completed timely and with quality workmanship.

HISTORY OF MAINTENANCE     The subject was renovated in approximately 1997. Some
                           furniture replacement occurred in 2000. Ongoing maintenance is needed to maintain Holiday Inn affiliation.

QUALITY OF CONSTRUCTION    The quality of construction is average.

FUNCTIONAL UTILITY         Our inspection did not reveal any significant items
                           of functional obsolescence.

ADA COMPLIANCE             Unknown

ENVIRONMENTAL              We are neither considered experts nor competent to
                           assess environmental issues. Upon physical inspection of the site and improvements, no indication "to the untrained eye" of environmental hazard was found.
                           Unless stated otherwise, we assume no hazardous conditions exist on or near the subject.

PRODUCT IMPROVEMENT PLAN

      This appraisal is subject to a transfer PIP. Improvements appear in average to good condition. We have previously discussed some items which the Franchisor may require. However, our analysis is subject to a PIP.


                                    [PHOTO]


[IRR LOGO]                                                               PAGE 53

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS


                                    [PHOTO]


[IRR LOGO]                                                               PAGE 54

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

REAL ESTATE TAX ANALYSIS

      Real estate tax assessments are a function of the Auditors Office on a county basis. The property is located in Cuyahoga County, Ohio. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. The real estate taxes for an individual property may be determined by dividing the assessed value for a property by $1,000, then multiplying the estimate by the composite rate. The composite rate is based on a tax rate determined by the local taxing district.

      The assessed values are based upon the current conversion assessment rate of 35% of assessor's market value.

      For reference purposes, the subject has been assigned 4 property tax identification numbers as follows: 561-22-002, 561-22-011, 561-22-004,
      561-22-005.

      The combined current land, building, market and assessed values are summarized as follows:

TAX YEAR                LAND            IMPROVEMENTS           FULL CASH VALUE        ASSESSED VALUE
--------                ----            ------------           ---------------        --------------
2002                 $4,496,200         $13,843,000               $18,339,200            $6,418,720

      Real estate taxes are paid in semi-annual, equal installments due June and January. The tax rate in the subject's tax district is $48.50. The effective tax rate after the reduction for commercial property is
      43.744143 per $1,000.

      Taxes are paid a year in arrears. The 2002 taxes, payable 2003, are calculated at $252,703.64. The Cuyahoga County Treasurers office indicates $51,000 per half is being deducted while the subject's valuation is being appealed. A first half payment of $75,352 has been paid.

      The owner has appealed taxes based on a reduced market value as of January 1, 2002, utilizing a preliminary indication of $14,000,000. In Ohio a sale is the best evidence of value. This report assumes a sale occurs at approximately the appraised value. We further assume a successful tax appeal based on this sale. Taxes on a stabilized basis are calculated below.

VALUE                                             $ 14,000,000
LESS FF&E                                         $  1,150,000
                                                  ------------
TAXABLE                                           $ 12,850,000
ASSESSED VALUE @ 35%                              $  4,497,500
GROSS TAX AT $48.50/$1,000                        $    218,129
LESS REDUCTION @ .098059                               (21,390)
                                                  ------------
ADJUSTED                                          $    196,739
LESS ROLLBACK @ 10%                                    (19,674)
                                                  ------------
NET TAX                                           $    177,065


[IRR LOGO]                                                               Page 55

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

      PERSONAL PROPERTY TAXES

            Personal property taxes are also charged for lodging properties that maintain furniture, fixtures and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures and equipment in rooms as well as office and food and beverage equipment. Actual personal property taxes paid in 2002 was $13,509. The total taxable value was $278,540. Listed value is $288,540, indicating True Value (depreciated) at $1,154,160, rounded at $1,150,000.

            Combined real estate and personal property tax are estimated at $190,574. There are no special assessments or delinquencies.


[IRR LOGO]                                                               Page 56

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

HIGHEST AND BEST USE ANALYSES

      PROCESS

            Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

                  - Legally permissible under the zoning laws and other restrictions that apply to the site.

                  -     Physically possible for the site.

                  -     Economically feasible.

                  - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

      AS THOUGH VACANT

            LEGALLY PERMISSIBLE

            Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned U-6A, which is for commercial uses. Permitted uses include restaurant, hotel and automobile. Given prevailing land use patterns in the area, and recognizing the principle of conformity, only commercial uses have been given further consideration in determining highest and best use of the site, as though vacant.

            PHYSICALLY POSSIBLE

            The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 10.5 acres, or 460,475 square feet. If a newly developed hotel were built, most likely only a portion of the site would be necessary. Current room count would likely be lower and the facility would likely be limited service. This is similar to newly developed uses in the subject area.

            FINANCIALLY FEASIBLE

            Based on the information discussed in the Lodging Market Analysis section of this report, there is currently some demand for hotel properties in the market area. However, given current economic conditions, financing availability, etc., immediate development would not likely be warranted. Costs of construction for various uses would likely exceed value. Ultimate development for mixed commercial use is reasonable.


[IRR LOGO]                                                               Page 57

HOLIDAY INN INDEPENDENCE                                       PROPERTY ANALYSIS

            MAXIMALLY PRODUCTIVE

            Commercial (i.e. restaurant, retail or lodging use) is the only use that meets the previous three tests. Accordingly, it is concluded to be maximally profitable, and the highest and best use of the site, as though vacant. It is expected that a buyer would land bank the site and develop with multiple uses as development potential is revealed.

      AS IMPROVED

            The subject site has been developed with a five-story, hotel containing 364 rooms; the common area includes a restaurant, pool, vending areas, 18,000 square feet of meeting room space, and registration area. The improvements were constructed in 1973/79; the gross building area is approximately 224,810 square feet.

            The existing use is one of the potential highest and best use of the site if it were vacant. Moreover, it produces a significant positive cash flow and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

            There are no alternative uses that could reasonably be expected to provide a higher present value than the current lodging use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.


[IRR LOGO]                                                               Page 58

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

VALUATION ANALYSIS

VALUATION METHODOLOGY

      The traditional methods of processing market data into a value indication include:

            -     Cost Approach;

            -     Sales Comparison Approach; and

            -     Income Capitalization Approach.

      The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties. Given the age of the subject improvements, significant accrued depreciation has occurred. A Cost Approach is not considered to yield a reliable estimate of value. It has therefore not been processed.

      The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with a party involved in the transaction.

      The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

      We have used two approaches to value (the Sales Comparison and Income Capitalization Approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.


[IRR LOGO]                                                               Page 59

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

SALES COMPARISON APPROACH

      In the sales comparison approach to value, the following steps have been taken in estimating market value.

            -     Research recent sales of comparable improved properties;

            - Select the most comparable sales and present the pertinent data on these sales;

            - Adjust the sales for differences in the various elements of comparison; and,

            - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

      In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the Ohio and Midwest area. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected five improved sales as most comparable and as best indicators of value for the subject.

      The five selected sales are summarized in a following table; the sale prices identified in the table have been adjusted for cash-equivalency, when appropriate. We have also included individual comparable data along with photographic exhibit and a location map. Pertinent data is summarized in the comparable sheet. Our adjustment process is based on revenue per available room (RevPar). RevPar accounts for occupancy and rate at each hotel and is a primary determinant of value for buyers and sellers in the marketplace. The RevPar of a hotel accounts for physical and economic factors.

      In analyzing the sales data, we have selected the price per guest unit as the unit of comparison. We have also considered a room revenue multiplier as a secondary analysis. Most buyers, sellers and brokers utilize price per room and room revenue multipliers when making an initial estimate of subject value. This is the unit of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                                     SALE #1

NAME:                      HOLIDAY INN                                     [MAP]
LOCATION:                  615 East Front Street,
                           Traverse City, Michigan
GRANTOR:                   Bay Area Ltd.
GRANTEE:                   Castrop Wolfe
                           Development
DATE OF SALE:              June 20, 2001
TERMS:                     Cash to new mortgage

PROPERTY DATA
AGE:                       1970s
NO. OF RMS:                179

SALES PRICE:                   $14,700,000 + PIP $600,000 = $15,300,000
ROOMS INCOME:                  $4,586,951
NET OPERATING INCOME:          $1,584,484

RATIOS OF COMPARISON
PRICE/ROOMS:                   $85,475
ROOM REVENUE MULTIPLIER:       3
OVERALL RATE:                  11.6%

COMMENTS:                      PIP list for Holiday Inn was an additional
                               $600,000. Guest rooms have electronic
                               locks for optimum security. In room
                               amenities include data ports. Income data
                               is actual as of 2000. 1999 actual income
                               was ADR: $93.47 occupancy of 75.74%, NOI
                               of $1,571,844


                                   [PICTURE]


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                                     SALE #2

NAME:                      CLARION RIVERVIEW (TO BE CONVERTED TO           [MAP]
                           RADISSON RIVERFRONT

LOCATION:                  668 W. Fifth Street,
                           Covington, Kentucky
GRANTOR:                   Frisch's Restaurants
GRANTEE:                   Remington Hotel Corp.
DATE OF SALE:              November 21, 2000
TERMS:                     Cash equivalent

PROPERTY DATA
AGE:                       1972
NO. OF RMS:                236

SALES PRICE:                   $12,000,000
ROOMS INCOME:                  $5,000,000 (projected)
NET OPERATING INCOME:          $1,550,000 (projected)

RATIOS OF COMPARISON
PRICE/ROOMS:                   $50,847
ROOM REVENUE MULTIPLIER:       2.4
OVERALL RATE:                  12.9%

COMMENTS:                      Subsequent to sale, the property was
                               converted to a Radisson Hotel. Minimal
                               Product Improvement Plan costs were
                               necessary due to $11 million renovation in
                               1999. The seller paid a $200,000
                               termination fee to Choice to cancel
                               Clarion affiliation. This landmark
                               high-rise, 18 story, circular hotel is on
                               the Ohio River. The top floor is a
                               restaurant and lounge that revolves and
                               generated approximately $2.0 million in
                               sales last year. Room revenue based on 65%
                               at $90.


                                   [PICTURE]


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                                     SALE #3

NAME:                      RADISSON PLAZA HOTEL                            [MAP]
LOCATION:                  100 W. Michigan Avenue,
                           Kalamazoo, Michigan
GRANTOR:                   Kalamazoo Center Holdings
GRANTEE:                   Greenleaf Capital, Inc.
DATE OF SALE:              May 15, 2000
TERMS:                     Cash equivalent

PROPERTY DATA
AGE:                       1976
NO. OF RMS:                282

SALES PRICE:                   $13,350,000
ROOMS INCOME:                  $6,900,000, est.
NET OPERATING INCOME:          $1,700,000, est.

RATIOS OF COMPARISON

PRICE/ROOMS:                   $47,340
ROOM REVENUE MULTIPLIER:       1.9
OVERALL RATE:                  12.7%

COMMENTS:                      Located in CBD. Leased parking in
                               connected garage. About $250,000 in net
                               revenue is driven to the bottom line from
                               a 50,000 SF office & retail center. Over
                               $20 mil in renovations since 1991.
                               Amenities include a 52,700 SF ballroom,
                               amphitheatre, bar, restaurant, cafe &
                               grill. Property was owned by Upjohn &
                               reportedly was overstaffed. NOI
                               historically was low at about 9%. Buyer
                               expected to increase operating efficiency.
                               Subsequent to sale, market conditions have
                               reported softened & resulted in declines
                               in revenues. Projections based on stable
                               sales, but superior operating expense
                               control.


                                   [PICTURE]


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                                     SALE #4

NAME:                      HOTEL ST. REGIS                                 [MAP]
LOCATION:                  3071 West Grand Boulevard,
                           Detroit, Michigan
GRANTOR:                   Atlantic Hospitality
GRANTEE:                   Pastille Co.
DATE OF SALE:              June 27, 2001
TERMS:                     Cash equivalent
VERIFICATION:              E. Belfrage appraised for
                           buyer's lender

PROPERTY DATA
AGE:                       1968/1989
NO. OF RMS:                223

SALES PRICE:                   $10,000,000
ROOMS INCOME:                  $3,849,984 (ProForma); Total Revenue
                               $5,974,664 (ProForma)
NET OPERATING INCOME:          $1,249,162 (ProForma)

RATIOS OF COMPARISON
PRICE/ROOMS:                   $44,843
ROOM REVENUE MULTIPLIER:       2.6
OVERALL RATE:                  12.5%

COMMENTS:                      Completed $3,000,000 PIP for Holiday Inn
                               conversion in early 2001. Subsequent to
                               conversion a dispute between Bass and
                               ownership resulting in removal of
                               affiliation. Property will be run as
                               independent by buyer. 2 million SF of
                               office space is attached by walkway. Old
                               GM facility is 1.0 million and will be
                               occupied by the State of Michigan. Buyer
                               to lease 80 car lot to east at $4,000 per
                               month.


                                   [PICTURE]


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                                     SALE #5

NAME:                      EMBASSY SUITES                                  [MAP]
LOCATION:                  2700 Corporate Exchange
                           Columbus, Oh
GRANTOR:                   Connecticut General Life Ins.
GRANTEE:                   Minerva Park Partners LLC
DATE OF SALE:              3/18/2003
TERMS:                     Cash equivalent

VERIFICATION:              E. Belfrage to Westmont Hospitality
PROPERTY DATA
AGE:                       1984
NO. OF RMS:                127

SALES PRICE:                   $13,000,000 + $3,000,000 renov.= $16,000,000
ROOMS INCOME:                  $5,900,000 est.
NET OPERATING INCOME:          $1,900,000

RATIOS OF COMPARISON

PRICE/ROOMS:                   $73,733
ROOM REVENUE MULTIPLIER:       2.7
OVERALL RATE:                  11.9%
COMMENTS:                      2002 performance 73.4% at $99.47.
                               Projected revenue subsequent to
                               renovations est. at 70% and $106. Total
                               revenue estimated at $7,900,000. Buyer to
                               complete an approximate $3,000,000 PIP to
                               comply with Embassy Standards.


                                   [PICTURE]


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

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                           SUMMARY OF COMPARABLE SALES

                                       TOTAL   YEAR      SALE      PRICE/
NO.  NAME/ADDRESS          SALE DATE   ROOMS   BUILT     PRICE      UNIT     RRM
---  ------------          ---------   -----   -----     -----      ----     ---
     Holiday Inn
 1   615 E. Front Street   6/20/2001    179    1970s  $15,300,000  $85,475    3
     Traverse City, MI

     Clarion Riverview
 2   668 W. Fifth Street  11/21/2000    236    1972   $12,000,000  $50,847   2.4
     Covington, KY

     Radisson Plaza
 3   100 W. Michigan       5/15/2000    282    1976   $13,350,000  $47,340   1.9
     Kalamazoo, MI

     Holiday Inn St.
     Regis
 4   3071 W. Grand         6/27/2001    223   1963/89 $10,000,000  $44,843   2.6
     Detroit, MI

     Embassy Suites
 5   2700 Corporate Ex.    3/18/2003    217    1984   $16,000,000  $73,733   2.7
     Columbus, OH


      The price per unit and room revenue multiplier (RRM) are relied upon by market participants. We have considered that due to the income producing nature of the subject, all aspects of a property's investment appeal are incorporated in revenue per available room. This obviously assumes comparable net income ratios as would be found in properties with similar physical attributes. The following adjustment grid compares the comparables to the subject based on dissimilarities in RevPar.

                             SALES COMPARISON CHART

                                                 1                2               3               4             5
                            -------------------------------------------------------------------------------------------
                              SUBJECT       HOLIDAY INN        CLARION        RADISSON       ST. REGIS,      EMBASSY
                             PROPERTY    TRAVERSE CITY, MI  COVINGTON, KY   KALAMAZOO, MI    DETROIT, MI      SUITES
                             --------    -----------------  -------------   -------------    -----------      ------
Sale Price                                 $15,300,000       $12,000,000    $13,350,000     $10,000,000    $16,000,000
# of Rooms                      364             179              236             282             223           217
Date of Sale                                  6/20/01          11/21/00        5/15/00         6/27/01       3/18/03
Year Opened                   1974/79          1970s             1972           1976           1963/89         1984

Property Rights Conveyed    Fee Simple      Fee Simple        Fee Simple     Fee Simple      Fee Simple     Fee Simple
Adjustment
Adjusted Unit Price                          $85,475           $50,847        $47,340         $44,843        $73,733

Conditions of Sale                         Arm's Length      Arms Length     Arms Length     Arms Length    Arms Length
Adjusted Unit Price                          $ 85,475          $ 50,847       $ 47,340        $ 44,843       $ 73,733

RevPar *                      $ 43.50         $ 70.21          $ 58.04         $ 67.04         $ 47.30       $ 74.49
Adjustment                                     -38%              -25%           -35%             -8%           -42%
Adjusted Unit Price                          $ 52,995          $ 38,135       $ 30,771        $ 41,255       $ 42,765

Based on first full year, or stabilized year revenue
--------------------------------------------------------------------------------

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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

      After consideration of the RevPar adjustment to the price per room indication, a range of from $30,771 to $52,995 is offered. Sales 2 and 4 required least adjustment and offer a range of from $38,135 to $41,255. However, both transfers occurred prior to September 11. Sale 5 occurred subsequent to September 11 and offers a unit price within range of the remaining sales. A low range indication appears reasonable. We have used $38,000 per unit. Calculations are as follows:

                UNIT PRICE      X       # UNITS       =         VALUE
                ----------              -------                 -----
                 $ 38,000                 364                $13,832,000
                                        ROUNDED              $13,800,000

      A room revenue multiplier offers a close range indication of from 1.9 to 3 times. The most comparable sales indicated a mid range of 2.4 to 2.6. A mid range room revenue multiplier appears appropriate. Using a multiplier of 2.5 times stabilized room gross as used in the Direct Capitalization Approach, calculations of value are as follows.

                 ROOM SALES     X       RRM          =            VALUE
                 ----------             ---                       -----
                 $5,779,425             2.5                   $14,448,563
                                        ROUNDED               $14,400,000

      The Sales Comparison Approach range is $13,800,000 to $14,400,000. Support for the mid range indication is provided by the adjustment process. We have, therefore, concluded to $14,000,000.

      The subject was purchased by the prior owner for $21,807,000 from Rockside Properties. This sale occurred in August of 1998, just prior to the capital market disruption. Given the age of this transaction and changes in market conditions, it has little bearing on the current market value.

      The indication of value by the Sales Comparison Approach does not consider the cost of the Product Improvement Plan needed to maintain the Holiday Inn affiliation or deduction of maintenance items cited in the Improvements Description, or resulting from the due diligence inspections.

--------------------------------------------------------------------------------
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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

      INTRODUCTION

            The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

            Following is an overview of the steps used in the income capitalization approach.

            - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

            -     Estimate expenses.

            -     Calculate the reconstructed net operating income.

            - Select a capitalization rate from the market to use in direct capitalization.

            - Perform a discounted cash flow analysis to estimate value through yield analysis.

            - Reconcile a value indication for the income capitalization approach.

      INCOME ESTIMATE

            Economic rent is market rent or the average room rate a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area. This was conducted in the Market Analysis section of this report.

            Average daily rate and occupancy levels on a stabilized basis as determined in the Market Analysis section cited stabilized ADR and occupancy in 2003 at $75 and 58%.

            Total room revenue is calculated as follows.

--------------------------------------------------------------------------------
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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

          ROOMS    X     DAYS OF THE YEAR      =    ROOM NIGHTS AVAILABLE
          -----          ----------------           ---------------------
           364                 365                         132,860

           RNA     X   PROJECTED OCCUPANCY     =       ROOM NIGHTS SOLD
           ---         -------------------             ----------------
         132,860               58%                          77,059

           RNS     X    AVERAGE DAILY RATE     =          ROOM SALES
           ---          ------------------                ----------
         77,059            $75.00                        $5,779,425

ESTIMATION OF NET OPERATING INCOME

      The subject property was originally built as a Holiday Inn Hotel. It has historically been operated and is currently operated as a Holiday Inn. Integra Realty Resources has been provided with historical operating statements which have been compiled in a comparative statement on the following page.

      We have studied industry standard Experience Exchange Reports published by both Smith Travel Research (the Host Report) and PKF Consulting (the Trend Report). These industry trend reports identify full service hotels by price, category, size and region.

      Smith Travel Research has prepared a custom Host Report for 34 midmarket, full service hotels in Ohio, Indiana, Michigan and Kentucky. This study was conducted for Integra Realty Resources, specifically for a similar assignment. This data is also presented for determination of stabilized operating expenses for the subject property.

--------------------------------------------------------------------------------
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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                           HOLIDAY INN INDEPENDENCE
                       HISTORICAL OPERATING STATEMENTS

DESCRIPTION                            2000         %REV       PAR        POR         2001          %REV       PAR        POR
-----------                            ----         ----       ---        ---         ----          ----       ---        ---
INCOME:
ROOMS                       364    $ 7,383,933     60.12%    $20,286    $ 91.36    $ 6,070,457     57.83%    $16,677    $ 87.23
FOOD & BEVERAGE                    $ 4,656,506     37.92%    $12,793    $ 57.61    $ 4,235,168     40.35%    $11,635    $ 60.86
TELEPHONE                          $   151,967      1.24%    $   417    $  1.88    $   114,930      1.09%    $   316    $  1.65
OTHER                              $    88,607      0.72%    $   243    $  1.10    $    76,755      0.73%    $   211    $  1.10

TOTAL REVENUE                      $12,281,013    100.00%    $33,739    $151.95    $10,497,310    100.00%    $28,839    $150.85

EXPENSE:
OPERATED DEPT.                     $ 1,404,723     19.02%    $ 3,859    $ 17.38    $ 1,229,667     20.26%    $ 3,378    $ 17.67
ROOMS FOOD & BEVERAGE              $ 3,355,074     72.05%    $ 9,217    $ 41.51    $ 3,034,990     71.66%    $ 8,338    $ 43.61
TELEPHONE                          $    70,213     46.20%    $   193    $  0.87    $    67,096     58.38%    $   184    $  0.96
OTHER OPERATED DEPT.               $         0      0.00%    $     0    $     -    $         0      0.00%    $     0    $     -
TOTAL OPER. DEPT. EXPENSE          $ 4,830,010     39.33%    $13,269    $ 59.76    $ 4,331,753     41.27%    $11,900    $ 62.25

UNDISTRIBUTED EXPENSE

ENERGY                             $   632,580      5.15%    $ 1,738    $  7.83    $   670,438      6.39%    $ 1,842    $  9.63
MARKETING                          $   363,014      2.96%    $   997    $  4.49    $   422,744      4.03%    $ 1,161    $  6.07
REPAIR & MAINTENANCE               $   407,673      3.32%    $ 1,120    $  5.04    $   357,636      3.41%    $   983    $  5.14
ADMIN. & GENERAL                   $   903,159      7.35%    $ 2,481    $ 11.17    $   886,546      8.45%    $ 2,436    $ 12.74
TOTAL UNDISTRIBUTED EXP.           $ 2,306,426     18.78%    $ 6,336    $ 28.54    $ 2,337,364     22.27%    $ 6,421    $ 33.59

MANAGEMENT                         $         0      0.00%    $     0    $     -    $         0      0.00%    $     0    $     -
FRANCHISE FEES                     $   756,530      6.16%    $ 2,078    $  9.36    $   586,323      5.59%    $ 1,611    $  8.43

FIXED EXPENSE

INSURANCE                          $    43,488      0.35%    $   119    $  0.54    $    75,890      0.72%    $   208    $  1.09
REAL ESTATE TAX                    $   269,047      2.19%    $   739    $  3.33    $   259,587      2.47%    $   713    $  3.73
LEASE / RENT                       $    10,186      0.08%    $    28    $  0.13    $    16,348      0.16%    $    45    $  0.23
RESERVES                           $         0      0.00%    $     0    $    -     $         0      0.00%    $     0    $     -
TOTAL FIXED EXPENSE                $   322,721      2.63%    $   887    $  3.99    $   351,825      3.35%    $   967    $  5.06

TOTAL EXPENSE                      $ 8,215,687     66.90%    $22,571    $101.65    $ 7,607,265     72.47%    $20,899    $109.32

NET OPERATING INCOME               $ 4,065,326     33.10%    $11,168    $ 50.30    $ 2,890,045     27.53%    $ 7,940    $ 41.53

ROOMS SOLD                              80,825                                          69,590
OCCUPANCY                                 60.8%                                           52.4%
AVERAGE DAILY RATE                 $     91.36                                     $     87.23
AVE F&B PER OCCUPIED ROOM          $     57.61                                     $     60.86

DESCRIPTION                       2002          %REV      PAR         POR
-----------                       ----          ----      ---         ---
INCOME:
ROOMS                          $ 5,561,088     56.50%    $15,278   $ 77.18
FOOD & BEVERAGE                $ 4,147,058     42.13%    $11,393   $ 57.55
TELEPHONE                      $    84,413      0.86%    $   232   $  1.17
OTHER                          $    50,807      0.52%    $   140   $  0.71

TOTAL REVENUE                  $ 9,843,366    100.00%    $27,042   $136.61

EXPENSE:
OPERATED DEPT.                 $ 1,214,875     21.85%    $ 3,338   $ 16.86
ROOMS FOOD & BEVERAGE          $ 2,943,185     70.97%    $ 8,086   $ 40.85
TELEPHONE                      $    69,440     82.26%    $   191   $  0.96
OTHER OPERATED DEPT.           $         0      0.00%    $     0         -
TOTAL OPER. DEPT. EXPENSE      $ 4,227,500     42.95%    $11,614   $ 58.67

UNDISTRIBUTED EXPENSE

ENERGY                         $   681,833     6.93%    $ 1,873    $  9.46
MARKETING                      $   576,361     5.86%    $ 1,583    $  8.00
REPAIR & MAINTENANCE           $   381,563     3.88%    $ 1,048    $  5.30
ADMIN. & GENERAL               $   837,340     8.51%    $ 2,300    $ 11.62
TOTAL UNDISTRIBUTED EXP.         2,477,097    25.17%    $ 6,805    $ 34.38

MANAGEMENT                     $         0     0.00%    $     0    $     -
FRANCHISE FEES                 $   551,245     5.60%    $ 1,514    $  7.65

FIXED EXPENSE

INSURANCE                      $    72,575     0.74%    $   199    $  1.01
REAL ESTATE TAX                $   253,672     2.58%    $   697    $  3.52
LEASE / RENT                   $    13,719     0.14%    $    38    $  0.19
RESERVES                       $         0     0.00%    $     0    $     -
TOTAL FIXED EXPENSE            $   339,966     3.45%    $   934    $  4.72

TOTAL EXPENSE                  $ 7,595,808    77.17%    $20,868    $105.42

NET OPERATING INCOME           $ 2,247,558    22.83%    $ 6,175    $ 31.19

ROOMS SOLD                          72,055
OCCUPANCY                             54.2%
AVERAGE DAILY RATE             $     77.18
AVE F&B PER OCCUPIED ROOM      $     57.55

--------------------------------------------------------------------------------
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

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                          TRENDS IN THE HOTEL INDUSTRY
                         SUMMARY OF FULL SERVICE HOTELS


FULL SERVICE HOTELS                                                RESET RESULTS
RATIOS TO REVENUES AND DOLLARS PER AVAILABLE ROOM                  AND RETURN TO
                                                                   REPORT TOOL

                                 ALL FULL-SERVICE
                                      HOTELS         AVERAGE FOR TOP 25%   NORTH CENTRAL       OVER 200 ROOMS    $70.00 TO $100.00
                                ------------------   -------------------   -------------       --------------    -----------------
                                  %     $PAR         $      $PAR           $      $PAR         $      $PAR        $       $PAR
REVENUES:
Rooms                            64.9   $26,541      62.5   $40,847          63.4  $21,521      63.7   $27,538    66.5     $19,418
Food-including Other Income      23.9     9,778      24.1    15,745          26.4    8,974      24.7    10,691    24.7       7,212
Beverage                          4.8     1,948       5.4     3,499           4.9    1,669       4.8     2,095     4.3       1,248
Telecommunications                2.1       664       2.4     1,593          2.0      681       2.2        931     1.7         489
Other Operated Departments        3.3     1,344       4.2     2,771           2.2      739       3.4     1,487     2.2         641
Rentals and Other Income          1.1       445       1.3       871           1.1      357       1.2       504     0.7         213
                                ---------------------------------------------------------------------------------------------------
     Total Revenues             100.0   $40,921     100.0   $65,326        100.00  $33,941     100.0   $43,247   100.7     $29,222

DEPARTMENTS COSTS AND EXPENSES
Rooms                            16.5   $ 6,749      15.2   $ 9,933          16.6  $ 5,644      16.2   $ 7,012    17.1     $ 5,009
Food                             19.1     7,805      18.8    12,366          20.9    7,103      19.6     8,453    19.5       5,694
Beverage                          2.7     1,100       3.0     1,938           2.6      877       2.7     1,173     2.4         698
Telecommunications                1.1       451       1.0       682           1.1      377       1.1       481     1.1         323
Other Operated Departments        1.8       724       2.3     1,489           1.3      434       1.8       787     1.2         357
                                ---------------------------------------------------------------------------------------------------
     Total Costs and Expenses    41.1   $16,829      40.3   $26,307          42.5  $14,434      41.4   $17,905    41.3     $12,082
                                ---------------------------------------------------------------------------------------------------
Total Operated Departmental
Income                           58.9   $24,092      59.7   $39,019          57.5  $19.507      58.6   $25,341    58.7     $17,141

UNDISTRIBUTED OPERATING
EXPENSE
Administrative and General        8.8   $ 3,584       7.9   $ 5,156           9.2  $ 3,121       8.6   $ 3,705     9.4     $ 2,734
Franchise Fees-including
Marketing Fees                    2.7     1,104       2.0     1,281           2.7      927       2.5     1,087     3.6       1,053
Marketing                         5.3     2,167       4.8     3,126           5.8    1,962       5.3     2,293     6.0       1,742
Property Operation Departments    4.5     1,842       3.9     2,525           5.2    1,756       4.4     1,919     5.0       1,447
Utility Costs                     4.2     1,696       3.4     2,206           4.5    1,511       4.1     1,774     5.0       1,453
Other Unallocated Operated
Departments                       0.1        29       0.1        94            --        5       0.1        35      --           2
                                ---------------------------------------------------------------------------------------------------
     Total Undistributed
          Expenses               25.5   $10,422      22.0   $14,388          27.4  $ 9,282      25.0   $10,813    28.9     $ 8,430
                                ---------------------------------------------------------------------------------------------------
Income before Fixed Charges      33.4   $13,670      37.7   $24,631          30.1  $10,225      33.6   $14,528    29.8     $ 8,711

MANAGEMENT FEES, PROPERTY TAX,
AND INSURANCE:
Management Fees                   2.7   $ 1,088       2.7   $ 1,763           2.5  $   844       2.7   $ 1,174     2.6     $   744
Property Taxes and Other
Municipal Charges                 3.2     1,308       3.3     2,131           3.8    1,294       3.2     1,385     2.7         791
Insurance                         0.7       304       0.6       417           0.7      222       0.7       315     0.9         261
                                ---------------------------------------------------------------------------------------------------
Total Management Fees,
Property Tax, and Insurance       6.6   $ 2,700       6.6   $ 4,311           7.0    2,360       6.6   $ 2,873     6.1     $ 1,795
                                ---------------------------------------------------------------------------------------------------
Income before Other Fixed
Charges                          26.8   $10,970      31.1   $20,320          23.2  $ 7,864      27.0   $11,655    23.3     $ 6,916
                                ---------------------------------------------------------------------------------------------------

      Source: Trends 2003

      * Average based on total groups, although not all establishments reported data.

     ** Income before deducting Depreciation, Rent, Interest, Amortization, and
        Income Taxes.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 71

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                                   HOST REPORT
                               FULL SERVICE HOTELS

                                                   EAST NORTH CENTRAL             MID-PRICE                300 TO 500 ROOMS
                                                   ------------------             ---------                ----------------
                                                 %      $ POR     $PAR      %       $ POR      $PAR       %      $ POR      $PAR
                                                 -      -----     ----      -       -----      ----       -      -----      ----
REVENUE
   Rooms                                        63.1%  $116.47   $25,481   69.6%    $ 85.30   $19,028   60.5%   $130.34    $30,170
   Food                                         19.8%  $ 36.51   $ 7,987   17.1%    $ 20.97   $ 4,677   20.5%   $ 44.11    $10,211
   Beverage                                      4.9%  $  9.10   $ 1,991    3.9%    $  4.79   $ 1,068    4.4%   $  9.48    $ 2,195
   Other Food & Beverage                         5.0%  $  9.17   $ 2,007    3.8%    $  4.63   $ 1,033    5.9%   $ 12.81    $ 2,964
   Telecommunications                            2.0%  $  3.74   $   818    1.7%    $  2.03   $   452    2.0%   $  4.27    $   988
   Other Operated Departments                    3.1%  $  5.68   $ 1,244    2.6%    $  3.21   $   716    4.5%   $  9.78    $ 2,263
   Rentals & Other Income                        2.0%  $  3.60   $   788    1.3%    $  1.62   $   362    1.9%   $  4.03    $   934
   Cancellation Fee                               .1%  $   .24   $    53     .1%    $   .12   $    28     .3%   $   .57    $   132
   TOTAL REVENUES                              100.0%  $184.51   $40,369  100.0%    $122.67   $27,364  100.0%   $215.39    $49,857
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
DEPARTMENTAL EXPENSES
   Rooms                                        25.3%  $ 29.51   $ 6,457   27.2%    $ 23.24   $ 5,185   24.7%   $ 32.25    $ 7,466
   Food & Beverage                              73.0%  $ 39.99   $ 8,750   79.9%    $ 24.28   $ 5,417   73.9%   $ 49.07    $11,359
   Telecommunications                           50.7%  $  1.90   $   415   64.4%    $  1.31   $   291   52.0%   $  2.22    $   514
   Other Operated Departments                    2.4%  $  4.52   $   988    1.6%    $  1.87   $   418    3.6%   $  7.76    $ 1,795
   TOTAL EXPENSES                               41.1%  $ 75.92   $16,610   41.3%    $ 50.70   $11,311   42.4%   $ 91.30    $21,134
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
TOTAL DEPARTMENTAL PROFIT                       58.9%  $108.59   $23,759   58.7%    $ 71.97   $16,053   57.6%   $124.09    $28,723
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
UNDISTRIBUTED OPERATING EXPENSES
     Administrative & General                    8.9%  $ 16.39   $ 3,586    9.4%    $ 11.56   $ 2,579    8.5%   $ 18.29    $ 4,234
     Marketing                                   6.8%  $ 12.48   $ 2,731    6.9%    $  8.42   $ 1,878    6.9%   $ 14.77    $ 3,419
     Utility Costs                               3.6%  $  6.62   $ 1,448    4.9%    $  5.98   $ 1,334    3.7%   $  7.91    $ 1,830
     Property Operating & Maintenance            5.1%  $  9.48   $ 2,075    5.5%    $  6.73   $ 1,502    4.6%   $  9.87    $ 2,284
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
     TOTAL UNDISTRIBUTED OPERATING EXPENSES     24.4%  $ 44.97   $ 9,840   26.7%    $ 32.69   $ 7,293   23.6%   $ 50.84    $11,767
     GROSS OPERATING PROFIT                     34.5%  $ 63.62   $13,919   32.0%    $ 39.28   $ 8,760   34.0%   $ 73.25    $16,956
          Franchise Fees (Royalty)                .7%  $  1.24   $   271    1.6%    $  1.97   $   439    0.5%   $  0.99    $   229
          Management Fees                        3.4%  $  6.22   $ 1,360    3.1%    $  3.75   $   836    3.3%   $  7.16    $ 1,657
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
INCOME BEFORE FIXED CHARGES                     30.4%  $ 56.16   $12,288   27.4%    $ 33.56   $ 7,485   30.2%   $ 65.10    $15,070
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
SELECTED FIXED CHARGES
   Property Taxes                                5.1%  $  9.37   $ 2,050    3.5%    $  4.28   $   955    3.2%   $  6.87    $ 1,590
   Insurance                                      .6%  $  1.10   $   240     .9%    $  1.11   $   248     .7%   $  1.51    $   350
   Reserve for Capital Replacement               1.6%  $  2.92   $   639    2.0%    $  2.47   $   552    1.8%   $  3.96    $   916
                                               -----   -------   -------  -----     -------   -------  -----    -------    -------
AMOUNT AVAILABLE FOR DEBT SERVICE & OTHER
FIXED CHARGES *                                 23.1%  $ 42.77   $ 9,359   21.0%    $ 25.70   $ 5,730   24.5%   $ 52.76    $12,214
                                               =====   =======   =======  =====     =======   =======  =====    =======    =======
OCCUPANCY                                                 61.2%                        61.7%                       64.5%
                                                       -------                      -------                     -------
ROOMS                                                      277                          202                         380
                                                       -------                      -------                     -------
AVERAGE RATE                                           $166.47                      $ 85.30                     $130.34
                                                       =======                      =======                     =======

Source: Smith Travel Research 2002

Full Service Luxury and Upscale Properties are grouped together.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 72

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                               CUSTOM HOST REPORT

                     2001 FULL-SERVICE: SELECTED PROPERTIES

34 PROPERTIES                          RATIO TO    AMOUNT PER    AMOUNT/OCCUPIED
6,935 TOTAL ROOMS                        SALES   AVAILABLE ROOM    ROOM NIGHT
-----------------                        -----   --------------    ----------
REVENUE
  Rooms                                   66.4%       $17,126         $ 80.93
  Food                                    20.1%       $ 5,174         $ 24.45
  Beverage                                 5.0%       $ 1,278         $  6.04
  Other Food & Beverage                    4.7%       $ 1,202         $  5.68
  Telecommunications                       1.5%       $   399         $  1.89
  Other Operated Departments               1.6%       $   413         $  1.95
  Rentals & Other Income                    .6%       $   164         $   .78
  Cancellation Fee                          .1%       $    35         $   .17
  TOTAL REVENUES                         100.0%       $25,791         $121.89
                                        ------        -------         -------
DEPARTMENTAL EXPENSES
  Rooms                                   25.2%       $ 4,317         $ 20.40
  Food & Beverage                         74.8%       $ 5,724         $ 27.05
  Telecommunications                      60.2%       $   240         $  1.14
  Other Operated Departments               1.8%       $   459         $  2.16
  TOTAL EXPENSES                          41.6%       $10,740         $ 50.75
                                        ------        -------         -------
DEPARTMENTAL PROFITS
  Rooms                                   74.8%       $12,809         $ 60.53
  Food & Beverage                         25.2%       $ 1,930         $  9.12
  Telecommunications                      39.8%       $   159         $   .75
  Other Operated Departments              98.2%       $   118         $   .57
  TOTAL DEPARTMENTAL PROFIT               58.4%       $15,051         $ 71.14
                                        ------        -------         -------
UNDISTRIBUTED OPERATING EXPENSES
  Administrative & General                 9.4%       $ 2,433         $ 11.50
  Marketing                                7.8%       $ 2,007         $  9.48
  Utility Costs                            5.1%       $ 1,320         $  6.24
  Property Operating & Maintenance         6.4%       $ 1,652         $  7.81
                                        ------        -------         -------
TOTAL UNDISTRIBUTED OPERATING EXPENSES    28.7%       $ 7,412         $ 35.03
                                        ------        -------         -------
GROSS OPERATING PROFIT                    29.7%       $ 7,639         $ 36.11
                                        ------        -------         -------
  Franchise Fees (Royalty)                 2.6%       $   666         $  3.15
  Management Fees                          2.9%       $   752         $  3.56
                                        ------        -------         -------
INCOME BEFORE FIXED CHARGES               24.1%       $ 6,221         $ 29.40
                                        ------        -------         -------
SELECTED FIXED CHARGES                                $   764         $  3.61
    Property Taxes                         3.0%       $   272         $  1.29
    Insurance                              1.1%       $    78         $   .37
    Reserve for Capital Replacement         .3%
                                        ------        -------         -------
AMOUNT AVAILABLE FOR DEBT SERVICE &
OTHER FIXED CHARGES *                     19.7%       $ 5,107         $ 24.13
                                        ======        =======         =======
OCCUPANCY                                 58.1%
                                        ------
AVERAGE RATE                            $80.93
                                        ======

Source: Smith Travel Research 2003

* Other fixed charges include depreciation and amortization, interest, rent and equipment leases

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 73

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

      REVENUES

      ROOMS REVENUE

            Room revenue was projected at the beginning of this section at $5,740,896. This is supported by a detailed penetration and yield study within the Market Analysis section.

      RESTAURANT INCOME

            The food and beverage division has been operated by the hotel. Historically, food and beverage revenue per occupied room has ranged from $57.55 to $60.86. Integra Realty Resources has appraised many full service restaurants in hotel operations with food and beverage revenue ranging from $24.11 to $62.14 per occupied room. The Custom Host Report shows $36.17. PKF Report is not applicable. Host Reports for 2002 publish the following:

                        FOOD & BEVERAGE PER OCCUPIED ROOM

     REPORT            MID PRICE        300-500 RMS         ENC REGION
     ------            ---------        -----------         ----------
      Host              $30.39             $66.40             $54.78

            The projected stabilized food and beverage revenue including banquet room rental is projected at $4,469,500, which indicates $58.00 per occupied room.

      TELEPHONE INCOME

            Telephone revenue historically has ranged from $232 to $417 per available room. This is equivalent to annual revenue of $84,413 to $151,967. This is also equivalent to $1.17 to $1.88 per occupied room. Telephone revenue is declining due to cellular usage. We have estimated total telephone revenue at $85,000.

      OTHER INCOME

            Other revenue includes guest laundry, vending revenue, lease, amusement park, ticket sales, game room, etc. Total other revenue ranged from $140 to $243 per available room, or $50,807 to $88,607. This is equivalent to $0.71 to $1.10 per occupied room. We have projected stabilized other revenue at $77,000, or $1.00 per occupied room.

      DEPARTMENTAL EXPENSES

      ROOMS EXPENSE

            Rooms expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, advertising, and miscellaneous expenses. Rooms also should include all franchise reservation fees such as Holidex Systems, etc. Historically, only the monthly reservation system fee is included in the rooms expense. Other costs (1.25% reservations contribution) were included under franchise expense.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 74

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                                  ROOMS EXPENSE

                             SUBJECT HISTORY                                               CUSTOM        SUBJECT
                                2000/01/02                HOST         PKF                  HOST      STABILIZED YR
                                ----------                ----         ---                  ----      -------------
RATIO TO DEPT. REVENUE      19.0%/20.3%/21.9%         24.7%-27.2%      NA                   25.2%          23%
$ PER OCCUPIED RM         $17.38/$17.67/$ 16.86      $23.24-$32.25     NA                  $20.40
$ PER AVAIL ROOM/YR        $3,859/$3,378/$3,338      $5,185-$7,466    $5,009-$9,933        $4,317


      Reservation fees for the Holidex system are about 1.25% or $1.00 per occupied room. On a stabilized basis, including all reservation costs, a rooms expense of 23% is projected, which equates to approximately $17.25 per occupied room.

FOOD AND BEVERAGE

      Food and beverage expense includes all costs of labor, food costs, liquor costs, table and glass services, etc. Banquet expenses are also considered.

                            FOOD AND BEVERAGE EXPENSE

                              SUBJECT HISTORY                                      CUSTOM         SUBJECT
                                2000/01/02               HOST            PKF        HOST       STABILIZED YR
                                ----------               ----            ---        ----       -------------
RATIO TO DEPT. REVENUE        72.1%/71.7%/71%          73%-79.9%          NA       74.8%            72%
$ PER OCCUPIED RM          $41.51/$43.61/$40.85      $24.28- $49.07       NA      $27.05
$ PER AVAIL ROOM/YR        $9,217/$8,338/$8,086     $5,417- $11,359       NA      $5,724

            Given historical expenses and trend data, we have utilized 72% for food and beverage expense.

      TELEPHONE EXPENSE

            Telephone expense includes local and long distance calls and line charges. The phone system has call accounting. This is a Mitel unit with voice mail.

                                TELEPHONE EXPENSE

                                 SUBJECT HISTORY                              CUSTOM       SUBJECT
                                  2000/01/02             HOST        PKF       HOST     STABILIZED YR
                                  ----------             ----        ---       ----     -------------
RATIO TO DEPT. REVENUE         46.2%/58.4%/82.3%      50.7-64.4%      NA       60.2%          80%
$ PER OCCUPIED RM              $0.87/$0.96/$0.96      $1.31-$2.22     N/A     $1.14
$ PER AVAIL ROOM/YR             $193/$184/$191        $291-$514       NA       $240

            In this analysis we have utilized 80% telephone expense in line with operations history.

      OTHER EXPENSE

            Costs associated with other revenue have historically reflected net revenue.

      UNDISTRIBUTED EXPENSES

      ENERGY COSTS

            Energy costs include all heat, light and power costs.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 75

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                                 ENERGY EXPENSE

                             SUBJECT HISTORY                                       CUSTOM      SUBJECT
                                2000/01/02             HOST            PKF          HOST     STABILIZED YR
                                ----------             ----            ---          ----     -------------
RATIO TO DEPT. REVENUE        5.2%/6.4%/6.9%         3.6%-4.9%       3.4%-5%         5.1%         6.8%
$ PER OCCUPIED RM           $7.83/$9.63/$9.46       $5.98-$7.91         N/A         $6.24
$ PER AVAIL ROOM/YR        $1,738/$1,842/$1,873    $1,334-$1,830   $1,453-$2,206   $1,320

            Due to the subject's public area a higher expense is reasonable. We have concluded to 6.8% for energy expense. This is equivalent to $8.08 per occupied room.

MARKETING

            Marketing expenses include sales and marketing wages, taxes, brochures, advertising, direct mail expense, travel and entertainment, and special promotions.

                                MARKETING EXPENSE

                               SUBJECT HISTORY                                       CUSTOM         SUBJECT
                                  2000/01/02            HOST             PKF          HOST       STABILIZED YR
                                  ----------            ----             ---          ----       -------------
RATIO TO DEPT. REVENUE            3%/4%/5.9%          6.8-6.9%         4.8-6%         7.8%            7%
$ PER OCCUPIED RM             $4.49/$6.07/$8.00     $8.42-$12.48        N/A          $9.48
$ PER AVAIL ROOM/YR           $997/$1,161/$1,583    $1,878-$3,419   $1,742-$3,126    $20.07

            This expense category typically includes national franchise marketing fees. This cost, however, has been included in historic statements under franchise fees. The Holiday Inn marketing fee is 1.5% of room revenue. We have concluded to total marketing of 7% in this analysis.

      FRANCHISE FEES

            The subject is a Holiday Inn Hotel. Maintenance of the affiliation is crucial to continued operation at the projected performance. Holiday Inn's royalty costs are 5% of rooms revenue, which equates to 2.8% of total revenue. Historical franchise fees included some reservation costs, marketing assessment and royalties. Only royalties are included in this line item. Various chain franchise affiliation costs are summarized on the following pages.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 76

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

      FRANCHISE FEES CHART


--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 77

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

      REPAIR AND MAINTENANCE

            Repair and maintenance expenses include exterior building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs.

                         REPAIR AND MAINTENANCE EXPENSE

                              SUBJECT HISTORY                                            CUSTOM         SUBJECT
                                 2000/01/02             HOST              PKF             HOST       STABILIZED YR
                                 ----------             ----              ---             ----       -------------
RATIO TO DEPT. REVENUE         3.3%/3.4%/3.9%         4.6%-5.5%         3.9%-5.2%          6.4%           4.5%
$ PER OCCUPIED RM             $5.04/$5.14/$5.30      $6.73-$9.87           N/A            $7.81
$ PER AVAIL ROOM/YR          $1,120/$983/$11,048     $1,502-$2,284    $1,447-$12,525      $16.52

            We have concluded to 4.5% in this analysis, recognizing that a separate reserve for replacement is considered. This equates to $6.08 per occupied room.

      ADMINISTRATIVE AND GENERAL

            Administrative and general expense includes administrative salaries benefits and bonuses, office expenses, accounting and professional charges, credit card fees, dues, subscriptions, travel agent commissions, and other charges.

                        ADMINISTRATIVE AND GENERAL EXPENSE

                             SUBJECT HISTORY                                             CUSTOM       SUBJECT
                                2000/01/02               HOST               PKF           HOST     STABILIZED YR
                                ----------               ----               ---           ----     -------------
RATIO TO DEPT. REVENUE        7.4%/8.5%/8.5%          8.5%-9.4%          7.9%-9.4%        9.4%         8.5%
$ PER OCCUPIED RM          $11.17/$12.74/$11.62     $11.56-$18.29           N/A          $11.50
$ PER AVAIL ROOM/YR        $2,481/$2,436/$2,300     $2,579-$4,234      $2,734-$5,156     $24.33

            Administrative and general expense of 8.5% is projected in this analysis.

      MANAGEMENT

                               MANAGEMENT EXPENSE

                             SUBJECT HISTORY                                    CUSTOM       SUBJECT
                                2000/01/02           HOST             PKF         HOST     STABILIZED YR
                                ----------           ----             ---         ----     -------------
RATIO TO DEPT. REVENUE        3.0%/4.0%/4.0%       2.8-3.1%        2.6-2.9%       2.9%         3.0%
$ PER OCCUPIED RM           $3.03/$3.63/$2.78     $3.75-$4.59        N/A         $3.56
$ PER AVAIL ROOM/YR         $7.21/$7.47/$6.42     $8.36-$10.36    $5.58-$9.70    $7.52

            Management fees historically have not been charged. Management companies often charge an incentive management fee in addition to a base. Total fees of between 2% and 5% are customary. The Korpacz Investor Survey cites the following chart.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 78

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

                            RESERVES FOR REPLACEMENT
                               AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                               THIRD QUARTER 2002

                           RESERVES FOR        MANAGEMENT
LODGING SEGMENT             REPLACEMENT          FEES
---------------             -----------          ----
FULL - SERVICE
RANGE                       3.00%-8.00%        1.00%-4.00%
AVERAGE                        4.39%              2.81%

ECONOMY/LIMITED SERVICE
RANGE                       3.00%-5.00%        2.00%-5.00%
AVERAGE                        4.38%              3.56%

LUXURY
RANGE                       3.00%-7.00%        1.00%-5.00%
AVERAGE                        4.32%              2.77%

EXTENDED STAY
RANGE                       3.00%-5.00%        2.00%-5.00%
AVERAGE                        4.33%              3.39%

            Source: PWC 3rd Qtr 2002

            The subject is currently managed by Cornerstone Management Company. A copy of the management contract has not been provided to the appraiser. We have assumed this agreement is cancelable upon sale of the asset. We have considered market management fees in this analysis as the purpose of this report is to determine Fee Simple Market Value. We have utilized 3% of total revenue as the management fee for the subject property.

      INSURANCE

            Insurance in this line item refers to building casualty and fire and theft insurance only. "General" insurance is cited in the operating statements and included in this category.

                                INSURANCE EXPENSE

                             SUBJECT HISTORY                                      CUSTOM       SUBJECT
                                2000/01/02           HOST             PKF          HOST     STABILIZED YR
                                ----------           ----             ---          ----     -------------
RATIO TO DEPT. REVENUE        0.4%/0.7%/0.7%       0.6%-0.9%        0.6%-0.9%       1.1%          1%
$ PER OCCUPIED RM           $0.54/$1.09/$1.01     $1.10-$1.51         N/A          $1.29
$ PER AVAIL ROOM/YR           $119/$208/$199       $240-$350        $222-$417      $2.72

            Insurance premiums have increased in the past few years reflecting risk subsequent to the events of September 11. We have concluded to 1% for insurance expense in this analysis.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 79

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS
--------------------------------------------------------------------------------

      REAL ESTATE TAXES

            Real and personal property taxes were discussed in the Site Description section. We have estimated taxes at $190,574.

      RESERVES

            A 4% reserve for replacement is included in our analysis to account for short-term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in good condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. Discussions with buyers regarding their parameters indicate reserves at predominantly 4%. A 2000 study published by the International Society of Hotel Consultants suggests that cap ex for full service hotels averaged 6.1% between 1988 and 1998. However, until market participants recognize an increased deduction from NOI and adjust corresponding purchase parameters, a lower reserve is utilized. The Korpacz Survey cited under the management fee discussion indicated average full service reserves at 4.38%.

            The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis or stabilized ProForma for 2003 year. This assumes renovations are complete as required by the Franchisor.

--------------------------------------------------------------------------------
[IRR LOGO]                                                               PAGE 80

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                            HOLIDAY INN INDEPENDENCE

                        PROFORMA INCOME EXPENSE STATEMENT


DESCRIPTION                              TOTAL         % SALES          $ / RM.         POR
-----------                          -----------       -------       -----------      --------
INCOME:
ROOMS                          364   $ 5,779,425         55.51%      $    15,878      $ 75.00
FOOD & BEVERAGE                      $ 4,469,500         42.93%      $    12,279      $ 58.00
TELEPHONE                            $    85,000          0.82%      $       234      $  1.10
OTHER                                $    77,000          0.74%      $       212      $  1.00
TOTAL REVENUE                        $10,410,925        100.00%      $    28,601      $135.10

EXPENSE:
OPERATED DEPT.
ROOMS                                $ 1,329,268         23.00%      $     3,652      $ 17.25
FOOD & BEVERAGE                      $ 3,218,040         72.00%      $     8,841      $ 41.76
TELEPHONE                            $    68,000         80.00%      $       187      $  0.88
OTHER OPERATED DEPT.                 $         0          0.00%      $         0      $    --
TOTAL OPER. DEPT. EXPENSE            $ 4,615,308         44.33%      $    12,679      $ 59.89

UNDISTRIBUTED EXPENSE
ENERGY                               $   707,943          6.80%      $     1,945      $  9.19
MARKETING                            $   728,765          7.00%      $     2,002      $  9.46
FRANCHISE FEES                       $   291,506          2.80%      $       801      $  3.78
REPAIR & MAINTENANCE                 $   468,492          4.50%      $     1,287      $  6.08
ADMIN. & GENERAL                     $   884,929          8.50%      $     2,431      $ 11.48
TOTAL UNDISTRIBUTED EXP.             $ 3,081,634         29.60%      $     8,466      $ 39.99

MANAGEMENT                           $   312,328          3.00%      $       858      $  4.05

FIXED EXPENSE
INSURANCE                            $   104,109          1.00%      $       286      $  1.35
TAXES                                $   190,574          1.83%      $       524      $  2.47
OTHER                                $         0          0.00%      $         0      $    --
RESERVES                             $   416,437          4.00%      $     1,144      $  5.40
TOTAL FIXED EXPENSE                  $   711,120          6.83%      $     1,954      $  9.23

TOTAL EXPENSE                        $ 8,720,390         83.76%      $    23,957      $113.17

NET OPERATING INCOME                 $ 1,690,535         16.24%      $     4,644      $ 21.94

ROOMS SOLD                                77,059
OCCUPANCY                                  58.00%
AVERAGE DAILY RATE                   $     75.00
AVE F&B PER OCCUPIED ROOM            $     58.00


[IRR LOGO]                                                               PAGE 81

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

CAPITALIZATION

      There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future. Direct capitalization is typically the most reliable indication for stabilized hotels.

      In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is existing and stabilized. A discounted cash flow has been processed in this analysis to reflect anticipated changes expected in the industry over the next few years.

      DIRECT CAPITALIZATION

            Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

            Historical indications of overall rates from market sales for comparable quality properties indicate a range of from 11.6% to 12.9% as follows:

Sale         Property                                Overall Rate
----         --------                                ------------
1            Holiday Inn, Traverse City                 11.6%
2            Clarion, Covington                         12.9%
3            Radisson, Kalamazoo                        12.7%
4            Holiday Inn, Detroit                       12.5%
5            Embassy, Columbus                          11.9%

      BAND OF INVESTMENT TECHNIQUE

            Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria has become quite restrictive. Many lenders are very cautious regarding hotel property due to fears of oversupply, recession and declines in travel. This has resulted in lower loan to value and higher debt coverage ratio requirements.

            Realtyrates.com indicates lodging interest rates at 5.83% to 16.58% with an average of 8.01%. Spreads over 10 year treasuries are 1.49% to 12.24%, with an average of 3.67% shown as follows.


[IRR LOGO]                                                               PAGE 82

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS


              REALTYRATES.COM INVESTOR SURVEY -- 2ND QUARTER 2003

                              PERMANENT FINANCING

                                          HEALTH                      RV/CAMP
                                          SENIOR                      MFG HSG                                   SELF    SPECIAL
                      APT.      GOLF     HOUSING    IND.    LODGING   MH PARK   OFFICE   RESTAURANT  RETAIL    STORAGE  PURPOSE
---------------------------------------------------------------------------------------------------------------------------------
SPREAD OVER BASE*
---------------------------------------------------------------------------------------------------------------------------------
Minimum                1.25%     2.17%     1.40%     1.44%    1.49%     1.30%     1.40%    2.25%       1.40%     1.49%     2.25%
Maximum                3.95%     6.00%     4.50%     4.55%   12.24%     4.30%     4.80%    7.60%       4.55%     4.80%    10.04%
Average                2.11%     3.41%     2.67%     2.37%    3.67%     2.24%     2.60%    4.06%       2.49%     3.58%     4.25%
---------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE
---------------------------------------------------------------------------------------------------------------------------------
Minimum                5.59%     6.51%     5.74%     5.78%    5.83%     5.64%     5.74%    6.59%       5.74%    10.08%     6.59%
Maximum                8.29%    10.34%     8.84%     8.89%   16.58%     8.64%     9.14%   11.94%       8.89%     8.89%    14.38%
Average                6.45%     7.75%     7.01%     6.71%    8.01%     6.58%     6.94%    8.40%       6.83%     6.83%     8.59%
---------------------------------------------------------------------------------------------------------------------------------
DEBT COVERAGE RATIO
---------------------------------------------------------------------------------------------------------------------------------
Minimum                 1.15      1.25      1.10      1.20     1.30      1.20      1.20     1.30        1.20      1.20      1.25
Maximum                 1.85      1.80      2.00      1.80     2.10      1.80      1.80     2.10        1.80      2.30      2.40
Average                 1.51      1.50      1.54      1.40     1.64      1.42      1.50     1.61        1.39      1.52      1.70
---------------------------------------------------------------------------------------------------------------------------------
LOAN-TO-VALUE RATIO
---------------------------------------------------------------------------------------------------------------------------------
Minimum                  50%       50%       50%       50%      50%       60%       50%      50%         50%       80%       50%
Maximum                  85%       80%       95%       80%      80%       80%       80%      75%         80%       50%       80%
Average                  74%       66%       72%       72%      67%       73%       68%      66%         72%       69%       67%
---------------------------------------------------------------------------------------------------------------------------------
AMORTIZATION (YRS.)
---------------------------------------------------------------------------------------------------------------------------------
Minimum                  20        15        20        20       15        20        20       15          20        20        15
Maximum                  35        30        35        30       30        30        30       25          30        30        30
Average                  27        21        25        26       23        26        28       19          27        28        21
---------------------------------------------------------------------------------------------------------------------------------
TERM (YRS.)
---------------------------------------------------------------------------------------------------------------------------------
Minimum                   3         5         3         3        5         5         3        3           3         3         3
Maximum                  40        30        25        30       30        30        30       15          10        10        20
Average               21.50      9.25     13.75     11.67     8.00      9.25      8.00     7.50        6.25      6.25      8.00
---------------------------------------------------------------------------------------------------------------------------------
*10-YEAR TREASURY
---------------------------------------------------------------------------------------------------------------------------------
Copyright 2003 RealtyRates.com

            Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

            A treasury bill rate of 3.2% is applicable as of June 15, 2003. A 400 basis point spread would indicate an interest rate of 7.2%. A mortgage constant based on 20 year amortization period is .0945.

      EQUITY RETURN

            A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

            Representatives of Integra Realty Resources attend various industry conferences and events. Our discussions with active hotel brokers, buyers and analysts have yielded typical equity return ranges.


[IRR LOGO]                                                               PAGE 83

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

            Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18% to 20%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation and completion of any needed renovations of 15% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION             PERCENTAGE        X RATE       = PRODUCT
--------             ----------        ------       ---------
Mortgage             .6                .0945        .0567
Equity               .4                .15          .06
                     Total                          .1167
                                                 Say 11.7%

      NATIONAL STUDIES

            Several organizations in addition to Integra Realty Resources maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

TABLE 5

2002 CAP RATE RANKS

2002                                   2002      2002 HIGH    2002
RANK          PROPERTY TYPE            LOW (%)   (%)          AVG. (%)
----          -------------            -------   ---          --------
1             Suburban Multi Family    7.0%      10.0%        8.6%
2             Urban Multi Family       7.0%      10.5%        8.6%
3             Regional Mall            7.0%      9.8%         8.7%
4             Community Mall           8.0%      10.0%        9.3%
5             CBD Office               8.0%      10.8%        9.4%
6             Bulk                     8.3%      11.5%        9.4%
7             Neighborhood Strip       8.5%      10.5%        9.5%
8             Suburban Office          8.8%      10.5%        9.5%
9             Office/Warehouse         8.5%      10.5%        9.5%
10            Manufacturing            8.5%      12.0%        9.7%
11            R&D                      8.8%      11.0%        9.8%
12            CBD Lodging              9.5%      12.5%        11.0%
13            Suburban Lodging         10.0%     13.0%        11.3%
14            Airport Lodging          9.5%      13.0%        11.3%

TABLE 7

2002 DISCOUNT RATE RANKS

2002                                  2002       2002 HIGH    2002
RANK          PROPERTY TYPE           LOW (%)    (%)          AVG. (%)
----          -------------           -------    ---          --------
1             Regional Mall           9.5%       12.0%        10.8%
2             Suburban Multi Family   9.5%       12.0%        10.8%
3             Urban Multi Family      9.5%       14.0%        10.9%
4             Community Mall          10.0%      12.5%        11.2%
5             CBD Office              10.5%      12.5%        11.3%
6             Neighborhood Strip      10.0%      13.0%        11.3%
7             Suburban Office         10.0%      13.0%        11.4%
8             Bulk                    10.0%      14.0%        11.4%
9             Office/Warehouse        10.0%      13.0%        11.4%
10            Manufacturing           10.0%      14.0%        11.7%
11            R&D                     10.0%      13.0%        11.7%
12            CBD Lodging             11.0%      15.0%        13.1%
13            Suburban Lodging        11.5%      15.5%        13.3%
14            Airport Lodging         12.0%      15.0%        13.4%


[IRR LOGO]                                                               PAGE 84

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

                     RERC REAL ESTATE REPORT - SPRING 2003

                                                     HOTEL
                                           LOW                 HIGH
PRE-TAX YIELD (IRR) (%)
Range**                                    13.0%               14.5%
AVERAGE                                              13.7%

GOING IN CAP RATE (%)
Range**                                    10.8%               11.5%
AVERAGE                                              11.0%

TERMINAL CAP RATE (%)
Range**                                    11.5%               12.0%
AVERAGE                                              11.6%

RENTAL GROWTH
Range**                                    -5.0%               3.0%
AVERAGE                                              0.3%

EXPENSE GROWTH
Range**                                    3.0%                3.2%
AVERAGE                                              3.1%

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Full-Service Lodging Market - First Quarter 2003

                                          CURRENT               THIRD QUARTER
KEY INDICATORS                            QUARTER                   2003                   YEAR AGO
Discount Rate (IRR)(a)
RANGE                                   11.50%-15.00%            11.50%-15.00%           11.50%-17.00%
AVERAGE                                    13.51%                   13.51%                  13.85%
CHANGE (Basis Points)                        --                       0                       -34

Overall Cap Rate IOAR)(a)
RANGE                                   8.00%-13.00%             7.00%-13.00%            8.50%-13.00%
AVERAGE                                    10.64%                   10.61%                  10.77%
CHANGE (Basis Points)                        --                       +3                      -13

Residual Cap Rage
RANGE                                   9.00%-13.00%             9.00%-13.00%            9.00%-14.00%
AVERAGE                                    10.67%                   10.67%                  10.91%
CHANGE (Basis Points)                        --                       0                       -24

Average Daily Rate Chg. Rate(a)
RANGE                                   -5.00%-10.00%            -5.00%-10.00%           -5.00%-10.00%
AVERAGE                                    2.30%                    2.30%                   1.85%
CHANGE (Basis Points)                                                 0                       +45

Operating Expense Chg. Rate(a)
RANGE                                   1.00%-4.00%              1.00%-4.00%             1.00%-4.00%
AVERAGE                                    2.90%                    2.90%                   2.88%
CHANGE (Basis Points)                        --                       0                       +2

Average Marketing Time (in months)
RANGE                                   2.00%-12.00%             2.00%-12.00%            2.00%-12.00%
AVERAGE                                    7.00%                    7.00%                   7.90%
CHANGE (Basis Points)                        --                       0                    -11.39

(a)     Rate on unleveraged, all-cash transactions

(b)     Initial rate of change

SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 1ST QUARTER 2003


[IRR LOGO]                                                               PAGE 85

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                       LODGING FACILITIES - FULL SERVICE

ITEM                                    INPUT                                                                                OAR
-----                                   ------                                                                              -----
MINIMUM
Spread Over 10-Year Treasury                1.49%      DCR TECHNIQUE       1.30           0.070640           0.80            7.35
Debt Coverage Ratio                         1.30       BAND OF INVESTMENT TECHNIQUE
Interest Rate                               5.83%      Mortgage              80%          0.070640       0.056512
Amortization                                  30       Equity                20%          0.097500       0.019500
Mortgage Constant                       0.070640       OAR                                                                   7.60
Loan-to-Value Ratio                           80%      SURVEYED RATES                                                        7.75
Equity Dividend Rate                        9.75%

MAXIMUM
Spread Over 10-Year Treasury               11.09%      DCR TECHNIQUE       1.85           0.171499           0.60           18.88
Debt Coverage Ratio                         1.85       BAND OF INVESTMENT TECHNIQUE
Interest Rate                              15.43%      Mortgage              60%          0.171499       0.102042
Amortization                                  15       Equity                41%          0.188000       0.076140
Mortgage Constant                       0.171499       OAR                                                                  17.82
Loan-to-Value Ratio                           60%      SURVEYED RATES                                                       18.17
Equity Dividend Rate                       18.80%

AVERAGE
Spread Over 10-Year Treasury                6.29%      DCR TECHNIQUE        1.38           0.117127           0.70           11.27
Debt Coverage Ratio                         1.38       BAND OF INVESTMENT TECHNIQUE
Interest Rate                              10.63%      Mortgage              70%          0.117127       0.081696
Amortization                                  23       Equity                30%          0.138225       0.041813
Mortgage Constant                       0.117127       OAR                                                                  12.35
Loan-to-Value Ratio                           70%      SURVEYED RATES                                                       12.66
Equity Dividend Rate                       13.82%

Copyright 2003 RealtyRates.com

      SOURCE: REALTYRATES.COM INVESTOR SURVEY 2ND QTR 2003

SURVEY RANGES (OVERALL CAPITALIZATION RATES)

STUDY                                     RATE RANGE                  AVERAGE
-----                                     ----------                  -------
Integra Realty Resources (1)               10% - 13%                   11.3%
RERC(2)                                  10.8% - 11.5%                 11.0%
PWc(3)                                     8% - 13%                    10.64%
Realty Rates(3)

(1)     Suburban

(2)     All hotel types

(3)     For full service hotel product only


[IRR LOGO]                                                               PAGE 86

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

      OVERALL RATE CONCLUSION

            The applicable techniques used to estimate overall rates indicate a range of 11% to 12.9% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its condition, location and affiliation. Our analysis assumes that PIP renovations are complete and the subject is stabilized.

            The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable. In our opinion, a mid capitalization rate of 11.75% appears appropriate.

            Calculations are as follows.

NET OPERATING INCOME      /      OVERALL RATE      =      VALUE INDICATION
--------------------             ------------             ----------------
    $1,690,535                     .1175%                   $14,387,532
                                                   Rounded  $14,400,000


[IRR LOGO]                                                               PAGE 87

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS


      INTRODUCTION - DISCOUNTED CASH FLOW ANALYSIS

            We have used Argus software to develop a projection of periodic cash flows from the property over an anticipated investment holding period based on contract rents in place and anticipated future changes in market rent and operating expenses. This analysis considered current market conditions and our interpretation of the attitudes of informed investors concerning future trends. The table below sets forth the basic assumptions and projections utilized in this analysis and is followed by a summary of our cash flow model.

                DISCOUNTED CASH FLOW ASSUMPTIONS AND PROJECTIONS

YEAR ONE                             May 2005 - June 2006
PROJECTION PERIOD                    10 years
PROGRAM                              Argus Software V-10

INCOME
  YEAR                               2003            2004           2005
  OCCUPANCY                          58%             60%            62%
  AVERAGE DAILY RATE                 $75             $75            $77
  OCCUPANCY CHANGE                   Stated through 2005, stabilized through
                                     holding period
  ADR GROWTH RATE                    Stated through 2005            2% thereafter

OTHER INCOME
  OTHER INCOME                       Increases at 2% annually

EXPENSES
  OPERATING EXPENSES                 Based on stable % of revenue

REVERSION
  REVERSION YEAR                     Year 11
  REVERSION CAPITALIZATION RATE      12%
  REVERSION SELLING EXPENSES         2%
  DISCOUNT RATE (SEE RANGES BELOW)   13.5% - 15.5%
VALUE CONCLUSION (ROUNDED)           $13,600,000 - $15,200,000

      DISCOUNT RATES

            Internal rate of return rounded to 13.5% to 15.5% based on the following.

STUDY                      RATE RANGE           AVERAGE
-----                      ----------           -------
IRR Viewpoint              11.8% - 16%          13.4%
RERC                       13% - 14.5%          13.7%
Korpacz                    11.5% - 15%          13.51%


[IRR LOGO]                                                               PAGE 88

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 6/30/03
File: Holiday Inn Independence 2003                                   Time: 9:57
Property Type: Hotel/Motel                                             Ref#: AAS
Portfolio: Janus Properties                                              Page: 1


                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year Beginning 7/1/2003

                                  Year 1       Year 2       Year 3      Year 4        Year 5       Year 6       Year 7
For the Years Ending             Jun-2004     Jun-2005     Jun-2006    Jun-2007      Jun-2008     Jun-2009     Jun-2010
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
GROSS REVENUE
Room Revenue                   $ 5,779,410  $ 5,978,700  $ 6,342,736  $ 6,469,591  $ 6,598,983  $ 6,730,963  $ 6,865,582
Food & Beverage                  4,469,500    4,558,890    4,650,068    4,743,069    4,837,931    4,934,689    5,033,383
Telephone                           85,000       86,700       88,434       90,203       92,007       93,847       95,724
Other                               77,000       78,540       80,111       81,713       83,347       85,014       86,715
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
TOTAL GROSS REVENUE             10,410,910   10,702,830   11,161,349   11,384,576   11,612,268   11,844,513   12,081,404
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
DEPARTMENTAL EXPENSES
Room Expense                     1,329,264    1,375,101    1,458,829    1,488,006    1,517,766    1,548,121    1,579,084
Food & Beverage                  3,218,040    3,282,401    3,348,049    3,415,010    3,483,310    3,552,976    3,624,036
Telephone                           68,000       69,360       70,747       72,162       73,606       75,078       76,579
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
TOTAL DEPARTMENTAL EXPENSES      4,615,304    4,726,862    4,877,625    4,975,178    5,074,682    5,176,175    5,279,699
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
DEPARTMENTAL PROFIT              5,795,606    5,975,968    6,283,724    6,409,398    6,537,586    6,668,338    6,801,705
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
UNDISTRIBUTED EXPENSES
Administrative & General           884,927      909,741      948,715      967,689      987,043    1,006,784    1,026,919
Marketing                          728,764      749,198      781,294      796,920      812,859      829,116      845,698
Property Oper. & Maint             468,491      481,627      502,261      512,306      522,552      533,003      543,663
Energy & Utilities                 707,942      727,792      758,972      774,151      789,634      805,427      821,535
Management Fee                     312,327      321,085      334,840      341,537      348,368      355,335      362,442
Franchise Fee                      288,971      298,935      317,137      323,480      329,949      336,548      343,279
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
TOTAL UNDISTRIBUTED EXPENSES     3,391,422    3,488,378    3,643,219    3,716,083    3,790,405    3,866,213    3,943,536
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
GROSS OPERATING PROFIT           2,404,184    2,487,590    2,640,505    2,693,315    2,747,181    2,802,125    2,858,169
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
FIXED EXPENSES & COSTS
Real Estate Taxes                  190,574      194,385      198,273      202,239      206,283      210,409      214,617
Insurance                          104,109      107,028      111,613      113,846      116,123      118,445      120,814
Reserves                           416,436      428,113      446,454      455,383      464,491      473,781      483,256
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
TOTAL FIXED EXPENSES & COSTS       711,119      729,526      756,340      771,468      786,897      802,635      818,687
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
NET OPERATING INCOME             1,693,065    1,758,064    1,884,165    1,921,847    1,960,284    1,999,490    2,039,482
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
CASH FLOW BEFORE DEBT SERVICE
& INCOME TAX                   $ 1,693,065  $ 1,758,064  $ 1,884,165  $ 1,921,847  $ 1,960,284  $ 1,999,490  $ 2,039,482
                               ===========  ===========  ===========  ===========  ===========  ===========  ===========


                                  Year 8       Year 9      Year 10      Year 11
For the Years Ending             Jun-2011     Jun-2012    Jun-2013     Jun-2014
                               -----------  -----------  -----------  -----------
GROSS REVENUE
Room Revenue                   $ 7,002,893  $ 7,142,951  $ 7,285,810  $ 7,431,527
Food & Beverage                  5,134,051    5,236,732    5,341,466    5,448,296
Telephone                           97,638       99,591      101,583      103,615
Other                               88,449       90,218       92,022       93,863
                               -----------  -----------  -----------  -----------
TOTAL GROSS REVENUE             12,323,031   12,569,492   12,820,881   13,077,301
                               -----------  -----------  -----------  -----------
DEPARTMENTAL EXPENSES
Room Expense                     1,610,665    1,642,879    1,675,736    1,709,251
Food & Beverage                  3,696,517    3,770,447    3,845,856    3,922,773
Telephone                           78,110       79,673       81,266       82,892
                               -----------  -----------  -----------  -----------
TOTAL DEPARTMENTAL EXPENSES      5,385,292    5,492,999    5,602,858    5,714,916
                               -----------  -----------  -----------  -----------
DEPARTMENTAL PROFIT              6,937,739    7,076,493    7,218,023    7,362,385
                               -----------  -----------  -----------  -----------
UNDISTRIBUTED EXPENSES
Administrative & General         1,047,458    1,068,407    1,089,775    1,111,571
Marketing                          862,612      879,864      897,462      915,411
Property Oper. & Maint             554,536      565,627      576,940      588,479
Energy & Utilities                 837,966      854,725      871,820      889,256
Management Fee                     369,691      377,085      384,626      392,319
Franchise Fee                      350,145      357,148      364,291      371,576
                               -----------  -----------  -----------  -----------
TOTAL UNDISTRIBUTED EXPENSES     4,022,408    4,102,856    4,184,914    4,268,612
                               -----------  -----------  -----------  -----------
GROSS OPERATING PROFIT           2,915,331    2,973,637    3,033,109    3,093,773
                               -----------  -----------  -----------  -----------
FIXED EXPENSES & COSTS
Real Estate Taxes                  218,910      223,288      227,754      232,309
Insurance                          123,230      125,695      128,209      130,773
Reserves                           492,921      502,780      512,835      523,092
                               -----------  -----------  -----------  -----------
TOTAL FIXED EXPENSES & COSTS       835,061      851,763      868,798      886,174
                               -----------  -----------  -----------  -----------
NET OPERATING INCOME             2,080,270    2,121,874    2,164,311    2,207,599
                               -----------  -----------  -----------  -----------
CASH FLOW BEFORE DEBT SERVICE
& INCOME TAX                   $ 2,080,270  $ 2,121,874  $ 2,164,311  $ 2,207,599
                               ===========  ===========  ===========  ===========


[IRR LOGO]                                                               PAGE 89

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 6/30/03
File: Holiday Inn Independence 2003                                   Time: 9:57
Property Type: Hotel/Motel                                             Ref#: AAS
Portfolio: Janus Properties                                              Page: 2

                      SCHEDULE OF SOURCES & USES OF CAPITAL
     Equity is Based on Property Value, Leverage and Operating Requirements


                                    Year 1       Year 2       Year 3       Year 4      Year 5
For the Years Ending               Jun-2004     Jun-2005     Jun-2006     Jun-2007     Jun-2008
                                 -----------   ----------   ----------   ----------   ----------
SOURCES OF CAPITAL
Net Operating Gains              $ 1,693,065   $1,758,064   $1,884,165   $1,921,847   $1,960,284
Initial Equity Contribution       13,642,599
Net Proceeds from Sale
                                 -----------   ----------   ----------   ----------   ----------
TOTAL SOURCES OF CAPITAL         $15,335,664   $1,758,064   $1,884,165   $1,921,847   $1,960,284
                                 ===========   ==========   ==========   ==========   ==========

USES OF CAPITAL
Property Present Value           $13,642,599
                                 -----------   ----------   ----------   ----------   ----------
DEFINED USES OF CAPITAL           13,642,599
                                 -----------   ----------   ----------   ----------   ----------
CASH FLOW DISTRIBUTIONS            1,693,065    1,758,064    1,884,165    1,921,847    1,960,284
                                 -----------   ----------   ----------   ----------   ----------
TOTAL USES OF CAPITAL            $15,335,664   $1,758,064   $1,884,165   $1,921,847   $1,960,284
                                 ===========   ==========   ==========   ==========   ==========


UNLEVERAGED CASH ON CASH RETURN
Cash to Purchase Price                 12.41%       12.89%       13.81%       14.09%       14.37
NOI to Book Value                      12.41%       12.89%       13.81%       14.09%       14.37


                                   Year 6       Year 7       Year 8       Year 9      Year 10
For the Years Ending              Jun-2009     Jun-2010     Jun-2011     Jun-2012     Jun-2013
                                 ----------   ----------   ----------   ----------   -----------
SOURCES OF CAPITAL
Net Operating Gains              $1,999,490   $2,039,482   $2,080,270   $2,121,874   $ 2,164,311
Initial Equity Contribution
Net Proceeds from Sale                                                                18,028,725
                                 ----------   ----------   ----------   ----------   -----------
TOTAL SOURCES OF CAPITAL         $1,999,490   $2,039,482   $2,080,270   $2,121,874   $20,193,036
                                 ==========   ==========   ==========   ==========   ===========

USES OF CAPITAL
Property Present Value
                                 ----------   ----------   ----------   ----------   -----------
DEFINED USES OF CAPITAL
                                 ----------   ----------   ----------   ----------   -----------
CASH FLOW DISTRIBUTIONS           1,999,490    2,039,482    2,080,270    2,121,874    20,193,036
                                 ----------   ----------   ----------   ----------   -----------
TOTAL USES OF CAPITAL            $1,999,490   $2,039,482   $2,080,270   $2,121,874   $20,193,036
                                 ==========   ==========   ==========   ==========   ===========


UNLEVERAGED CASH ON CASH RETURN
Cash to Purchase Price                14.66%       14.95%       15.25%       15.55%        15.86%
NOI to Book Value                     14.66%       14.95%       15.25%       15.55%        15.86%


[IRR LOGO]                                                               PAGE 90

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 6/30/03
File: Holiday Inn Independence 2003                                   Time: 9:57
Property Type: Hotel/Motel                                             Ref#: AAS
Portfolio: Janus Properties                                              Page: 3

                           PROSPECTIVE PROPERTY RESALE

                              Year 1       Year 2       Year 3      Year 4        Year 5
For the Years Ending         Jun-2004     Jun-2005     Jun-2006    Jun-2007      Jun-2008
                           -----------  -----------  -----------  -----------  -----------
RESALE AMOUNT
 Gross Proceeds from Sale  $14,650,533  $15,701,375  $16,015,392  $16,335,700  $16,662,417
 Commissions & Other Costs    -293,011     -314,028     -320,308     -326,714     -333,248
                           -----------  -----------  -----------  -----------  -----------
NET PROCEEDS FROM SALE     $14,357,522  $15,387,347  $15,695,084  $16,008,986  $16,329,169
                           ===========  ===========  ===========  ===========  ===========


                             Year 6       Year 7       Year 8        Year 9     Year 10
For the Years Ending        Jun-2009     Jun-2010     Jun-2011      Jun-2012    Jun-2013
                           -----------  -----------  -----------  -----------  -----------
RESALE AMOUNT
 Gross Proceeds from Sale  $16,995,683  $17,335,583  $17,682,283  $18,035,925  $18,396,658
 Commissions & Other Costs    -339,914     -346,712     -353,646     -360,719     -367,933
                           -----------  -----------  -----------  -----------  -----------
NET PROCEEDS FROM SALE     $16,655,769  $16,988,871  $17,328,637  $17,675,206  $18,028,725
                           ===========  ===========  ===========  ===========  ===========


[IRR LOGO]                                                               PAGE 91

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 6/30/03
File: Holiday Inn Independence 2003                                   Time: 9:57
Property Type: Hotel/Motel                                             Ref#: AAS
Portfolio: Janus Properties                                              Page: 4

                                                 PROSPECTIVE PRESENT VALUE
                        Cash Flow Before Debt Service plus Property Resale Discounted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period


               For the                        P.V. of       P.V. of       P.V. of       P.V. of       P.V. of
Analysis       Year              Annual       Cash Flow     Cash Flow     Cash Flow     Cash Flow     Cash Flow
Period         Ending            Cash Flow    @ 13.50%      @ 14.00%      @ 14.50%      @ 15.00%      @ 15.50%
------         --------          ----------   -----------   -----------   -----------   -----------   -----------
Year       1   Jun-2004          $1,693,065   $ 1,491,687   $ 1,485,145   $ 1,478,659   $ 1,472,230   $ 1,465,857
Year       2   Jun-2005           1,758,064     1,364,718     1,352,773     1,340,985     1,329,349     1,317,865
Year       3   Jun-2006           1,884,165     1,288,640     1,271,758     1,255,170     1,238,869     1,222,849
Year       4   Jun-2007           1,921,847     1,158,071     1,137,887     1,118,141     1,098,823     1,079,918
Year       5   Jun-2008           1,960,284     1,040,734     1,018,110       996,074       974,607       953,694
Year       6   Jun-2009           1,999,490       935,285       910,941       887,333       864,435       842,224
Year       7   Jun-2010           2,039,482       840,522       815,053       790,462       766,717       743,782
Year       8   Jun-2011           2,080,270       755,358       729,258       704,168       680,044       656,847
Year       9   Jun-2012           2,121,874       678,823       652,493       627,292       603,169       580,071
Year      10   Jun-2013           2,164,311       610,044       583,809       558,811       534,984       512,271
                                 ----------   -----------   -----------   -----------   -----------   -----------
Total Cash Flow                  19,622,852    10,163,882     9,957,227     9,757,095     9,563,227     9,375,378
Property Resale @ 12% Cap Rate   18,028,725     5,081,669     4,863,137     4,654,898     4,456,425     4,267,221
                                              -----------   -----------   -----------   -----------   -----------
Total Property Present Value                  $15,245,551   $14,820,364   $14,411,993   $14,019,652   $13,642,599
                                              ===========   ===========   ===========   ===========   ===========
Rounded to Thousands                          $15,246,000   $14,820,000   $14,412,000   $14,020,000   $13,643,000
                                              ===========   ===========   ===========   ===========   ===========
Per Room                                           41,883        40,715        39,593        38,516        37,480

PERCENTAGE VALUE DISTRIBUTION

Prospective Income                                  66.67%        67.19%        67.70%        68.21%        68.72%
Prospective Property Resale                         33.33%        32.81%        32.30%        31.79%        31.28%
                                              ===========   ===========   ===========   ===========   ===========
                                                   100.00%       100.00%       100.00%       100.00%       100.00%


[IRR LOGO]                                                               PAGE 92

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS


Software: ARGUS Ver. 10.0.0                Date: 6/30/03
File: Holiday Inn Independence 2003        Time: 9:57
Property Type: Hotel/Motel                 Ref#: AAS
Portfolio: Janus Properties                Page: 5

                                           PROPERTY SUMMARY REPORT

TIMING & INFLATION
  Analysis Period:                         July 1, 2003 to June 30, 2013; 10 years
  Inflation Method:                        Fiscal
  General Inflation Rate:                  0.00%

PROPERTY SIZE & OCCUPANCY
  Property Size:                           364 rooms
  Alternate Size:                          1 room

PROPERTY PURCHASE & RESALE
  Purchase Price:                          -
  Resale Method:                           Capitalize Net Operating Income
  Cap Rate:                                12.00%
  Cap Year:                                Year 11
  Commission/Closing Cost:                 2.00%
  Net Cash Flow from Sale:                 $18,028,725

PRESENT VALUE DISCOUNTING
  Discount Method:                         Annually (Endpoint on Cash Flow & Resale)
  Unleveraged Discount Rate:               13.50% to 15.50%, 0.50% increments
  Unleveraged Present Value:               $13,642,599 at 15.50%


[IRR LOGO]                                                               PAGE 93

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS


VALUE INDICATION - DISCOUNTED CASH FLOW ANALYSIS

      Application of the DCF methodology resulted in an overall property value indication of $13,600,000 to $15,200,000.

   VALUE INDICATION - INCOME CAPITALIZATION APPROACH

      Our analysis in the Income Capitalization Approach has resulted in the following value indications.

DIRECT CAPITALIZATION                                        $14,400,000
DISCOUNTED CASH FLOW ANALYSIS                 $13,600,000 TO $15,200,000

      The two methods provide value indications that vary by approximately 12%; they are considered mutually supportive. The two methods may differ slightly in estimated amounts, and this is due to the use of the direct capitalization method as a "snapshot" of the property, whereas the discounted cash flow method reflects the anticipated cash flow over a longer holding period. The direct capitalization method is the technique most preferred by investors for stabilized properties. The discounted cash flow method is reliable as most market participants expect that hotels are the bottom of the value and performance cycle. Improvements in market conditions in the future are expected. Conversely, buyers and lenders placing debt on hotels are unlikely to inflate anticipated future performance, hence value, to levels not reasonably sustainable in the near term future. The potential for non performing hotel loans is still very real in most operators minds. Institutional buyers or buyers with low debt requirements may be willing to pay premiums for institutional grade, stabilized affiliated hotels in strong markets. The subject generally conforms to this criteria. The yield capitalization technique is therefore fairly reliable. In the final conclusion, a value supported by yield capitalization is relied upon. Based on the preceding analysis, the most reasonable and well-supported value indication by the income capitalization approach is $14,500,000.

             VALUE INDICATION BY THE INCOME CAPITALIZATION APPROACH:

                 FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS

                                  $14,500,000


[IRR LOGO]                                                               PAGE 94

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

RECONCILIATION

      Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

COST APPROACH                              NOT DEVELOPED
SALES COMPARISON APPROACH                  $14,000,000
INCOME CAPITALIZATION APPROACH             $14,500,000

      COST APPROACH

            The cost approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1974 and 1979 and exhibits significant accrued depreciation. Finally, purchasers of investment properties such as the subject do not typically rely upon the cost approach. Accordingly, this approach is not relied upon in this analysis.

      SALES COMPARISON APPROACH

            The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. In this case, an adequate number of sales were located. Due to shifting lodging trends given the recession, the war on terrorism and events of 2001, this approach may be considered less applicable than the Income Analysis. It does, however, provide a supportive conclusion.

      INCOME CAPITALIZATION APPROACH

            The income capitalization approach is often given primary reliance when evaluating investment properties. The value derived in the income capitalization approach is supported by a relatively large quantity of market data regarding room rates, occupancies, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the income capitalization approach is given the greatest weight in this analysis.

      FINAL CONCLUSION OF VALUE

            The two indications from the income capitalization approach fall within a relatively narrow range, and the sales comparison approach is considered supportive of the indication from the income capitalization approach.

            Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the prospective market value of the Fee Simple estate of the subject as a going concern, as of January 1, 2004 (or completion of deferred maintenance).


[IRR LOGO]                                                               PAGE 95

HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

              FOURTEEN MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS
                                 ($14,550,000).

      The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

      1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

      2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

      3. The subject is an existing Holiday Inn hotel that was constructed in 1973/79. The property was evaluated on June 18, 2002 for hotel cleanliness, condition, life safety standards, brand integrity standards, and overall cleanliness. The subject property received an overall evaluation score of 94.9% and a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty Resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

SEGREGATION OF GOING CONCERN VALUE

      The value estimate reflects the going concern of the lodging operation, including the contributory value of: land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is estimated to be $1,150,000 based on the personal property tax paid to the county.

      Business value exists based on three components: 1) franchise affiliation;
      2) management expertise and 3) service. In our analysis we projected 100% market penetration and continued affiliation with Holiday Inn. This suggests business or going concern value exists. Principles of Integra Realty Resources has authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%. Stabilized occupancy reflects 19% to 24% of reservations driven by the affiliation, including central reservations and global


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
HOLIDAY INN INDEPENDENCE                                      VALUATION ANALYSIS

      distribution systems. Franchise costs approximate 8%, assuming 22% is ultimately resulting from affiliation, 14% of rooms revenue remains as business revenue. The Management contribution is less empirically quantifiable. At a 16% NOI ratio and 11.75% OAR, business value of $1,101,779 is indicated, rounded $1,100,000.

      We have allocated $1,100,000 of the subject's total going concern value as the business value allocation in this analysis. After deduction of FF&E and business value, the remainder is attributed to real estate including land and improvements. This allocation is summarized as follows.

               FF&E                         $ 1,150,000
               Business Value               $ 1,100,000
               Real Estate                  $12,250,000
                                            -----------
               TOTAL                        $ 14,500,00

      As Is Value is estimated by deducting the Product Improvement Plan necessary to retain Holiday Inn affiliation. These costs are unknown, as transfer PIP has not been completed. However, deferred maintenance items estimated in the Improvements Description at $500,000 are deducted for an indication of As Is Value, subject to PIP items. Indicated As Is Value is $14,000,000 as of June 20, 2003.


[IRR LOGO]                                                               PAGE 97

HOLIDAY INN INDEPENDENCE                                           CERTIFICATION

CERTIFICATION

      We certify that, to the best of our knowledge and belief:

      1. The statements of fact contained in this report are true and correct.

      2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

      3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

      4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

      5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

      6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP).

      8. Eric E. Belfrage, MAI, CRE, ISHC has made a personal inspection of the property that is the subject of this report on April 24, 2002. Robin Lorms has not personally inspected the subject.

      9. John Dehner has provided research assistance to the person(s) signing this certification.

      10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

      11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

      12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

      13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

      14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


[IRR LOGO]                                                               PAGE 98

HOLIDAY INN INDEPENDENCE                                           CERTIFICATION

      15. As of the date of this appraisal, Eric E. Belfrage, MAI, CRE, ISHC has and Robin M. Lorms, MAI, CRE has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772


[IRR LOGO]                                                               PAGE 99

HOLIDAY INN INDEPENDENCE                     ASSUMPTIONS AND LIMITING CONDITIONS


ASSUMPTIONS AND LIMITING CONDITIONS

      In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

      1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

      2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

      3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable.

      4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

      5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

      Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

      6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

      7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

      8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

      9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

      10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

      11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.


[IRR LOGO]                                                              PAGE 100

HOLIDAY INN INDEPENDENCE                     ASSUMPTIONS AND LIMITING CONDITIONS


      12. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

      13. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

      14. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

      15. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

      16. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

      17. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

      18. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

      19. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

      20. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

      21. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

      22. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may


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
HOLIDAY INN INDEPENDENCE                     ASSUMPTIONS AND LIMITING CONDITIONS


            occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

      23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

      24. This appraisal report has been prepared for the exclusive benefit of Murray Devine & Co. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

      25. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

      26. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

      22. The reader is advised a lodging facility is a labor-intensive retail business that depends on customer acceptance and highly specialized management skill. This analysis assumes that the subject will have competent, professional management, responsible ownership, and that the existing franchise, if any, will be maintained throughout the projection period. A fully-funded reserve for replacement is one of the essential elements of competent management and responsible ownership.

      The value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

      1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

      2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.


[IRR LOGO]                                                             PAGE 102

HOLIDAY INN INDEPENDENCE                     ASSUMPTIONS AND LIMITING CONDITIONS


      3. The subject is an existing Holiday Inn hotel that was constructed in 1973/79. The property was evaluated on June 18, 2002 for hotel cleanliness, condition, life safety standards, brand integrity standards, and overall cleanliness. The subject property received an overall evaluation score of 94.9% and a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty Resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.


[IRR LOGO]                                                              PAGE 103

HOLIDAY INN INDEPENDENCE


                                   ADDENDUM A

                         QUALIFICATIONS OF APPRAISER(S)


[IRR LOGO]

                         PROFESSIONAL QUALIFICATIONS OF
                        ERIC E. BELFRAGE, MAI, CRE, ISHC

EXPERIENCE:       Managing Director for INTEGRA REALTY RESOURCES, COLUMBUS,
                  OHIO. Mr. Belfrage is also the NATIONAL DIRECTOR OF IRRS
                  HOSPITALITY SPECIALTY PRACTICE. He has been actively engaged in real estate valuation and consulting since the mid 1970's.
                  Background includes 25 years of independent fee appraisal.
                  Experience has largely focused on consulting, evaluating and appraising lodging property. Valuations have been performed on various properties including, but not limited to, neighborhood and community shopping centers, apartment complexes, single and multi-tenanted industrial buildings, low to high-rise
                  office buildings, mixed use facilities and vacant land for various uses. Specialized real estate valued includes hotels, rehab facilities, and churches. Clients served include
                  accountants, investment firms, law firms, lenders, private and public agencies. Valuations have been performed for real
                  estate tax, estates, financing, equity participation and due diligence support. Market studies, feasibility studies, and valuations have been done on proposed, partially completed, renovated, and existing structures.

PROFESSIONAL      Designated Member: Appraisal Institute (MAI No. 7436)
ACTIVITIES:                          SRA Member
                                     Past Chapter President Cardinal Ohio AI chapter 2001
                  Member: The International Society of Hospitality Consultants (ISHC Designation)
                  Member: The Counselors of Real Estate (CRE Designation)
                  Member: Columbus Board of Realtors (25 years)
                  Member: The National Association of Realtors (25 years)

                  Allied  The Ohio Hotel & Lodging Association
                  Member: (1998 Allied Member of the year)

                  Licensed:         Ohio General Appraiser License No. 383767

                  Licensed:         Ohio Real Estate Salesperson

                  Author:           "The Columbus Lodging Overview" (published annually)
                                    "Business Value Allocation in Lodging Valuation"
                                    (Published in The Appraisal Journal - August 2001)

EDUCATION:        B.S. Degree, Business Administration, Franklin University,
                  Columbus, Ohio (1984). Successfully completed numerous real estate related courses & seminars sponsored by the Appraisal
                  Institute, accredited universities & others. Currently
                  certified by the Appraisal Institute's voluntary program of continuing education for its designated members.

QUALIFIED BEFORE  Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND        United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE    State of Ohio Board of Tax Appeals
BODIES            Franklin County Board of Revision

                        APPRAISER DISCLOSURE STATEMENT
            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.    NAME OF APPRAISER: ERIC E. BELFRAGE

2.    Class of Certification/Licensure:   X  Certified General
                                         ---
                                             Licensed Residential
                                         ---
                                             Temporary     General     Licensed
                                         ---           ---         ---

Certification/Licensure Number:  383767


3.    Scope: This report    X  Is within the scope of my Certification or
                           ---
                               License.
                               Is not within the scope of my Certification of
                           ---
                               License.
4.    Service provided by:  X  Disinterested & Unbiased Third Party
                           ---
                               Interested & Biased Third Party
                           ---
                               Interested Third Party on Contingent Fee Basis
                           ---

5.    Signature of person preparing and reporting the appraisal:


                                          /s/ E. E. Belfrage
                                          -------------------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         PROFESSIONAL QUALIFICATIONS OF
                            ROBIN M. LORMS, MAI, CRE

EXPERIENCE:       Principal for Integra Lorms & Belfrage of Columbus, Ohio.
                  Actively engaged in real estate valuation and consulting
                  experience includes investment decision making in regard to acquisitions, development, property management, leasing and value decisions for third party owners, as well as internal to existing but not limited to, neighborhood and community
                  shopping centers, apartment complexes, single and
                  multi-tenanted industrial buildings, low to high-rise office buildings, mixed use facilities and vacant land for different uses. Specialized real estate valued includes developers,
                  regional mall, institutional facilities and churches. Clients served include accountants, investment firms, law firms, and lenders, private and public agencies. Valuations have been performed for real estate tax, estates, financing, equity
                  participation and due diligence support. Valuations and market studies have been done on proposed, partially completed,
                  renovated and existing structures.


PROFESSIONAL
ACTIVITIES:       Member: Appraisal Institute
                  Member: The Counselors of Real Estate
                  Member: The International Council of Shopping Centers
                  Member: The Columbus Board of Real Estate
                  Member: Ohio Association of Realtors

                  Licensed: Ohio General Appraiser License No. 383772
                  Licensed: Ohio Real Estate Salesperson

EDUCATION:        B.A. Degree, Marquette University (1965). Successfully
                  completed numerous real estate related courses & seminars
                  sponsored by the Appraisal Institute, accredited universities
                  & others.


QUALIFIED         Franklin County Court of Common Pleas, Columbus, Ohio
BEFORE COURTS     United States Federal Bankruptcy Court, Columbus, Ohio
AND               State of Ohio Board of Tax Appeals
ADMINISTRATIVE    Franklin County Board of Revision
BODIES

                         APPRAISER DISCLOSURE STATEMENT
            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.    NAME OF APPRAISER: ROBIN M. LORMS

2.    Class of Certification/Licensure:  X  Certified General
                                        ---
                                            Licensed Residential
                                        ---
                                            Temporary     General     Licensed
                                        ---           ---         ---

Certification/Licensure Number:  383772

3.    Scope: This report  X  Is within the scope of my Certification or License.
                         ---
                             Is not within the scope of my Certification of
                         ---
                             License.

4.    Service provided by:  X  Disinterested & Unbiased Third Party
                           ---
                               Interested & Biased Third Party
                           ---
                               Interested Third Party on Contingent Fee Basis
                           ---

5.    Signature of person preparing and reporting the appraisal:


                                    /s/ Robin M. Lorms
                                    ------------------------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         INTEGRA REALTY RESOURCES, INC.
                                CORPORATE PROFILE

Integra Realty Resources, Inc., is the largest property valuation and counseling firm in the United States, with 50 offices in 30 states. Integra was created for the purpose of combining the intimate knowledge of well-established local offices with the powerful resources and capabilities of a national company. Integra's local offices have an average of 20 years of service in the local market. A Managing Director leads each office, with an average of 25 years of local market valuation and counseling experience.

Integra Realty Resources, Inc., has 140 professionals who hold the Appraisal Institute's MAI designation, of which 26 are CRE members of The Counselors of Real Estate. In addition to having expertise in the standard commercial property types, the firm has an extensive track record in specialty property classes including regional malls, hotels, health care facilities, golf courses, and pipeline rights-of-way. Integra also has a wealth of experience in market and feasibility studies, property tax consulting, litigation support, and machinery and equipment and business valuation.

A listing of Integra's local offices and their Managing Directors follows:

ATLANTA, GA - J. Carl Schultz, Jr., MAI, SRA, CRE       MILWAUKEE, WI - SEAN REILLY, MAI
ATLANTIC COAST NJ - Anthony S. Graziano, MAI, CRE       MINNEAPOLIS, MN - ALAN P. LEIRNESS, MAI, CCIM
AUSTIN, TX - Randy A. Williams, MAI                     MORGANTOWN, WV - THOMAS A. MOTTA, MAI, CRE
BALTIMORE, MD - Patrick C. Kerr, MAI, SRA               NAPLES, FL - JULIAN STOKES, MAI, CRE, CCIM
BOSTON, MA - DAVID L. CARY, MAI, SRA, CRE               NASHVILLE, TN - R. PAUL PERUTELLI, MAI, SRA
CHARLOTTE, NC - FITZHUGH L. STOUT, MAI, CRE             NEW YORK, NY - RAYMOND T. CIRZ, MAI, CRE,
CHICAGO, IL - GARY K. DECLARK, MAI, CRE                   DOV E. GOLDMAN, MAI, CRE
CHICAGO, IL - J. Scott Patrick, MAI                     NORTHERN NJ - BARRY J. KRAUSER, MAI, CRE
CINCINNATI, OH - GARY S. WRIGHT, MAI, SRA               ORANGE COUNTY, CA - LARRY WEBB, MAI
COLUMBIA, SC - MICHAEL B. DODDS, MAI, CCIM              ORLANDO, FL - GEORGE L. GOODMAN, MAI
COLUMBUS, OH - ERIC E. BELFRAGE, MAI, CRE, ISHC         PHILADELPHIA, PA - JOSEPH D. PASQUARELLA, MAI, CRE
DALLAS, TX - MARK R. LAMB, MAI, CPA                     PHOENIX, AZ - WALTER WINIUS, JR., MAI, CRE
DAYTON, OH - MARK L.MIDDLETON, MAI, SRA                 PITTSBURGH, PA - PAUL D. GRIFFITH, MAI
DENVER, CO - BRAD A. WEIMAN, MAI                        PORTLAND, OR - BRIAN A. GLANVILLE, MAI, CRE
DETROIT, MI - ANTHONY SANNA, MAI                        PROVIDENCE, RI - GERARD H. MCDONOUGH, MAI
FORT MYERS, FL - WOODWARD S. HANSON, MAI, CRE, CCIM     RICHMOND, VA - ROBERT E. COLES, MAI, CRE
FORT WORTH, TX - DONALD J. SHERWOOD, MAI                SACRAMENTO, CA - Scott Beebe, MAI
HARTFORD, CT - MARK F. BATES, MAI, CRE                  SAN ANTONIO, TX - Martyn C. Glen, MAI, CRE, FRICS
HOUSTON, TX - DAVID R. DOMINY, MAI                      SAN DIEGO, CA - LANCE W. DORE, MAI
INDIANAPOLIS, IN - MICHAEL C. LADY, MAI, SRA, CCIM      SAN FRANCISCO, CA - JAN KLECZEWSKI, MAI
KANSAS CITY, MO/KS - KEVIN K. NUNNINK, MAI              SAVANNAH, GA - J. CARL SCHULTZ, JR., MAI, SRA, CRE
LAS VEGAS, NV - SHELLI L. LOWE, MAI, SRA                SEATTLE, WA - ALLEN N. SAFER, MAI
LOS ANGELES, CA - JOHN G. ELLIS, MAI                    TAMPA, FL - BRADFORD L. JOHNSON, MAI
LOUISVILLE, KY - GEORGE M. CHAPMAN, MAI, SRA, CRE       TULSA, OK - ROBERT E. GRAY, MAI
MEMPHIS, TN - J. WALTER ALLEN, MAI                      WASHINGTON, DC - PATRICK C. KERR, MAI, SRA
MIAMI, FL - MICHAEL Y. CANNON, MAI, SRA, CRE

                                CORPORATE OFFICE
                    Raymond T. Cirz, MAI, CRE, President/CEO
                         Kevin K. Nunnink, MAI, Chairman
                       George G. Ward, MAI, Vice President
               3 Park Avenue, 39th Floor, New York, NY 10016-5902
         P: (212) 255-7858; F: (646) 424-1869; E-Mail: Integra@irr.com

                    VISIT OUR WEB SITE AT HTTP://WWW.IRR.COM

HOLIDAY INN INDEPENDENCE                                             DEFINITIONS

                                   ADDENDUM B

                                   DEFINITIONS


[IRR LOGO]                                                               PAGE B1

HOLIDAY INN INDEPENDENCE                                             DEFINITIONS

DEFINITIONS

These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

      - Uniform Standards of Professional Appraisal Practice, 2002 Edition (USPAP);

      - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

      - The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, Chicago, Illinois, 2001 (Twelfth Edition);

      - Income/Expense Analysis, 2001 Edition - Conventional Apartments, Institute of Real Estate Management, Chicago, Illinois, 2001 (IREM);

      - Marshall Valuation Service, Marshall & Swift, Los Angeles, California, (Marshall).

ACCRUED DEPRECIATION

      The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

AMENITY

      A tangible or intangible benefit of real property that enhances its attractiveness or increases the satisfaction of the user, but is not essential to its use. Natural amenities may include a pleasant location near water or a scenic view of the surrounding area; man-made amenities include swimming pools, tennis courts, community buildings, and other recreational facilities. (Dictionary)

APPRAISAL

      The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

      A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

      Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

      The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)


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HOLIDAY INN INDEPENDENCE                                             DEFINITIONS

EFFECTIVE DATE OF THE APPRAISAL

      The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to reflect the expectations and perceptions of market participants at the specified date, along with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL INCENTIVE

      A market-derived figure that represents the amount an entrepreneur expects to receive as compensation for providing coordination and expertise and assuming the risks associated with the development of a project. (Twelfth Edition)

ENTREPRENEURIAL PROFIT

      A market-derived figure that represents the amount an entrepreneur receives for his or her contribution to a project and risk; the difference between the development cost of a property and its market value upon completion and stabilization, which represents the entrepreneur's compensation for the risk and expertise associated with development. Entrepreneurial profit is an amount earned, estimated after completion, while entrepreneurial incentive is an amount anticipated, prior to development. (Twelfth Edition)

EXPOSURE TIME

      Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

      Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

      The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

      The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

HIGHEST AND BEST USE

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the


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      highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

INSURABLE VALUE

      Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost less deterioration and non-insurable items. Sometimes cash value or market value but often entirely a cost concept. Non-insurable items (also known as exclusions) are a matter of underwriting policy, not valuation. (Marshall)

INVESTMENT VALUE

      The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

      The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      -     buyer and seller are typically motivated;

      - both parties are well informed or well advised, and acting in what they consider their best interests;

      -     a reasonable time is allowed for exposure in the open market;

      - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

      - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

      The amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal. Marketing period is a function of price, time, use, and anticipated market conditions. (Dictionary and USPAP)


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RENTABLE FLOOR AREA (RFA)

      An area computed by measuring the inside finish of permanent outer building walls or from the glass line where at least 50% of the outer building wall is glass. Rentable floor area also includes all areas within outside walls less stairs, elevator shafts, flues, pipe shafts, vertical ducts, air conditioning rooms, fan rooms, janitor closets, electrical closets, balconies and such other rooms not actually available to the tenant for his furnishings and personnel and their enclosing walls. No deductions are made for columns and projections necessary to the building.
      (IREM)

REPLACEMENT COST

      The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

      The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

ROOM COUNT

      The number of rooms in a building; a unit of comparison used primarily in residential appraisal. No national standard exists on what constitutes a room. The Federal Housing Administration counts an alcove opening off the living room as one-half room, but does not count dining space within a kitchen. The generally accepted method is to consider as separate rooms only those rooms that are effectively divided and to exclude bathrooms. (Dictionary)

STABILIZED OCCUPANCY

      Occupancy at that point in time when abnormalities in supply and demand or any additional transitory conditions cease to exist and the existing conditions are those expected to continue over the economic life of the property; the optimum range of long-term occupancy which an income-producing real estate project is expected to achieve under competent management, after exposure for leasing in the open market for a reasonable period of time at terms and conditions comparable to competitive offerings. (Dictionary)

USE VALUE

      The value a specific property has for a specific use. (Dictionary)


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                                   ADDENDUM C

                              SUBJECT PHOTOGRAPHS


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                                   ADDENDUM D

                      FINANCIALS AND PROPERTY INFORMATION


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                                   ADDENDUM E

                            LETTER OF AUTHORIZATION


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